Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165643

CARTER VALIDUS MISSION CRITICAL REIT, INC.

SUPPLEMENT NO. 15 DATED MARCH 21, 2014

TO THE PROSPECTUS DATED APRIL 26, 2013

This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT, Inc. (the “Company”), dated April 26, 2013, Supplement No. 13 dated January 27, 2014 and Supplement No. 14 dated March 5, 2014. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

(1)	the status of our initial public offering of shares of common stock;

(2)	the completion of our acquisition of the Cypress Pointe Surgical Hospital;

(3)	Management’s Discussion and Analysis of Financial Condition and Results of Operations section, substantially the same as that which was filed in our Annual Report on Form 10-K on March 19, 2014;

(4)	updated financial information regarding the Company; and

(5)	revised forms of subscription agreements and the automatic purchase program enrollment form.

Status of Our Public Offering

We commenced our initial public offering of 175,000,000 shares of common stock on December 10, 2010 (the “Offering”). Of these shares, we are offering 150,000,000 shares in a primary offering and 25,000,000 shares pursuant to our distribution reinvestment plan (“DRIP”). As of March 18, 2014, we had accepted investors’ subscriptions for and issued 98,255,102 shares of our common stock in the Offering (including shares of common stock issued pursuant to the DRIP), resulting in our receipt of gross proceeds of $976,573,840. As of March 18, 2014, we had 76,744,898 shares of our common stock remaining in our Offering.

Pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, our Offering has been extended until the earlier of (i) June 6, 2014; (ii) the date on which the maximum offering has been sold; or (iii) the effective date of the registration statement for our follow-on offering.

Acquisition of the Cypress Pointe Surgical Hospital

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary–Our Investment Objectives” section on page 5 of the prospectus and the “Investment Objectives, Strategy and Criteria–Description of Real Estate Investments–Wholly-owned properties” section beginning on page 114 of the prospectus.

On March 14, 2014, a wholly-owned subsidiary of our operating partnership acquired 100% of the fee simple interest in a 63,000 rentable square foot healthcare facility (the “Cypress Pointe Surgical Hospital”), located in Hammond, Louisiana, for a purchase price of $25,200,000, plus closing costs. The seller of the Cypress Pointe Surgical Hospital, Hostate, LLC, is not affiliated with us, our advisor or our respective affiliates. We financed the purchase of the Cypress Pointe Surgical Hospital using net proceeds from the Offering. In connection with the acquisition, we paid an acquisition fee of approximately $504,000, or 2% of the purchase price, to our advisor.

Description of the Property

The Cypress Pointe Surgical Hospital was constructed in 2006. As of March 14, 2014, the Cypress Pointe Surgical Hospital was 100% leased to Hammond Surgical Hospital, LLC.

In evaluating the Cypress Pointe Surgical Hospital as a potential acquisition and determining the appropriate amount of consideration to be paid for such acquisition, a variety of factors were considered, including the property condition and environmental reports, physical condition and curb appeal, age, location, including visibility and access, tenant creditworthiness, the operator of the facility, lease terms, including rent, rent increases, length of lease term, specific tenant and landlord responsibilities, renewal options, expansion, termination, purchase options, exclusive and permitted use provisions, assignment, sublease and co-tenancy provisions, local market conditions, demographics and population growth patterns, neighboring properties, the potential for new property construction in the area and whether there were any anticipated required capital improvements.

The following table summarizes the acquisition of the Cypress Pointe Surgical Hospital:

Property Description	Date Acquired	Year Built	Purchase Price	Fees Paid to Sponsor(1)	Initial Yield(2)	Average Yield(3)	Physical Occupancy
Cypress Pointe Surgical Hospital	03/14/2014	2006	$25,200,000	$504,000	8.17%	9.65%	100.0%

(1)	Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition. It does not include fees paid to any property manager, including our affiliated property manager. For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 84 of the prospectus.
(2)	Initial yield is calculated as the current annualized rental income for the in-place lease at the property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates. The property is subject to a long-term net lease. Accordingly, our management believes that current annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.
(3)	Average yield is calculated as the average annual rental income, adjusted for any rent incentives, for the in-place lease over the non-cancellable lease term at the property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates. The property is subject to a long-term net lease. Accordingly, our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.

We believe the Cypress Pointe Surgical Hospital is suitable for its present and intended purpose as a medical facility and adequately covered by insurance.

The Cypress Pointe Surgical Hospital is located in the New Orleans-Metairie-Hammond, Louisiana metropolitan statistical area, and as such may compete with other medical facilities for tenants if the current tenant lease is not renewed.

We will pay an affiliate of our advisor a property management and leasing fee of 3% of the gross monthly revenues derived from the operations of the Cypress Pointe Surgical Hospital. Among other things, the property manager will have the authority to negotiate and enter into leases for the Cypress Pointe Surgical Hospital on our behalf, to incur costs and expenses, to pay property operating costs and expenses from property cash flow or reserves and to require that we provide sufficient funds for the payment of operating expenses. Our other affiliates may receive additional fees or compensation as a result of the acquisition of the Cypress Pointe Surgical Hospital in accordance with the compensation provisions described in the prospectus.

Tenant Lease Terms

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Policies—Description of Real Estate Investments—Tenant Lease Expirations—Wholly-Owned Properties” section on page 117 of the prospectus.

Wholly-owned property

The following table shows, as of the acquisition date, the principal provisions of the lease terms for the sole tenant of the Cypress Pointe Surgical Hospital:

Tenant	Renewal Options(1)	Current Annual Base Rent		Base Rent Per Square Foot	Lease Expiration
Hammond Surgical Hospital, LLC(2)	2/10 yr	$2,058,000	(3)	$32.67	12/31/2030

(1)	Represents option renewal period/term of each option.
(2)	All of the operations and the principal nature of business of the tenant are healthcare related.
(3)	The annual base rent under the lease increases every five years in the amount of the cumulative change, if any, in the consumer price index during the five year period ending on the adjustment date.

Depreciable Tax Basis

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Policies—Depreciable Tax Basis—Wholly-owned and joint venture properties” section appearing on page 122 of the prospectus.

Wholly-owned property

For 2013, the real estate taxes on the Cypress Pointe Surgical Hospital were approximately $113,754. For federal income tax purposes, we estimate that the depreciable basis in the Cypress Pointe Surgical Hospital will be approximately $22,680,000.

For federal income tax purposes, we depreciate personal property and buildings based upon an estimated useful life of 7 and 39 years, respectively.

Line of Credit Facility

The following information supplements and should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Policies—Entry into a Line of Credit Facility” section beginning on page 120 of the prospectus.

Each subsidiary of the operating partnership in the collateral pool is a party to and guarantor of the KeyBank Loan Agreement and has secured the KeyBank Credit Facility by executing a Mortgage or Deed of Trust and an Assignment of Leases and Rents for the benefit of the lender. The following table presents information on the property in which the operating partnership has pledged a security interest that serves as collateral for the KeyBank Credit Facility since January 15, 2014:

Entity(1)	Property(2)	Date Added	Borrowing Base Availability(3)
HC-42570 South Airport Road, LLC	Cypress Pointe Surgical Hospital	03/14/2014	$13,922,000

(1)	The operating partnership has assigned its rights under a property management agreement of the entity as additional collateral to secure the KeyBank Credit Facility.
(2)	The operating partnership has pledged a security interest in the property that serves as collateral for the KeyBank Credit Facility pursuant to the terms of the KeyBank Loan Agreement.
(3)	The actual amount of credit available under the KeyBank Credit Facility is a function of certain loan-to-cost, loan-to-value, debt yield and debt service coverage ratios contained in the KeyBank Loan Agreement.

As of the date of this prospectus supplement, we had drawn down $55,000,000 under the KeyBank Credit Facility and had approximately $170,000,000 remaining available under the KeyBank Credit Facility, with an aggregate borrowing base availability of $197,652,000.

Management’s	Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the notes thereto, included elsewhere in this prospectus supplement.

The terms “we”, “our”, “us”, and the “Company” refer to Carter/Validus Operating Partnership, LP and all consolidated subsidiaries.

Overview

We were incorporated on December 16, 2009 under the laws of the state of Maryland in order to acquire and operate a diversified portfolio of income producing commercial real estate, with a focus on the data center and medical sectors, net leased to investment grade and other creditworthy tenants, as well as to make other real estate investments that relate to such property types. As of December 31, 2013, we owned 32 properties (including one property owned through a consolidated partnership) comprising of 40 buildings, 3.13 million rentable square feet of single-tenant and multi-tenant commercial space, located in 24 metropolitan statistical areas, or MSAs, which we acquired for an aggregate purchase price of $943,071,000. As of December 31, 2013, the rentable space at these properties was 100% leased. As of December 31, 2013, we had also invested in real estate-related notes receivables in the aggregate principal amount of $53,130,000.

We qualified to be taxed as a REIT under the Code for federal income tax purposes beginning with the taxable year ended December 31, 2011.

We are offering for sale to the public on a “best efforts” basis a maximum of 150,000,000 shares of common stock at a price of $10.00 per share and up to 25,000,000 additional shares pursuant to a DRIP under which stockholders may elect to have distribution reinvestment in additional shares of common stock at the higher of $9.50 per share or 95% of the fair market value per share as determined by our board of directors. Our Registration Statement was first declared effective by the SEC on December 10, 2010. As of December 31, 2013, we had received and accepted subscriptions in our Offering for 73,208,000 shares of our common stock (including shares of common stock issued pursuant to the DRIP), resulting in our receipt of gross proceeds of $727,305,000.

On October 11, 2013, we filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to a proposed follow-on offering of up to $240,000,000 of shares of common stock to be offered pursuant to a primary offering, and up to $10,000,000 of shares of common stock to be offered pursuant to the DRIP. We have not issued any shares in connection with the proposed follow-on offering as it has not yet been declared effective by the SEC.

Substantially all of our operations are conducted through our Operating Partnership. We are externally advised by our Advisor pursuant to an advisory agreement. Our Advisor supervises and manages our day-to-day operations and selects the properties and real estate-related investments we acquire, subject to the oversight and approval of our board of directors. Our Advisor also provides marketing, sales and client services on our behalf. Our Advisor engages affiliated entities to provide various services to us. Our Advisor is managed by and is a subsidiary of our Sponsor.

Critical Accounting Policies

Our critical accounting policies are more fully described in Note 2—“Summary of Significant Accounting Policies” of the consolidated financial statements that are part of this prospectus supplement. As disclosed in Note 2, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. We believe that the following discussion addresses the most critical accounting policies, which are those that are most important to the portrayal of the Company’s financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Revenue Recognition, Tenant Receivables and Allowance for Uncollectible Accounts

We recognize revenue in accordance with Financial Accounting Standards Board, or the FASB, Accounting Standards Codification, or ASC, Topic 605, Revenue Recognition, or ASC Topic 605. ASC Topic 605 requires that all four of the following basic criteria be met before revenue is realized or realizable and earned: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.

In accordance with ASC, Topic 840, Leases, we recognize minimum annual rental revenue on a straight-line basis over the term of the related lease (including rent holidays). Differences between rental income recognized and amounts contractually due under the lease agreements are credited or charged, as applicable, to rent receivable. Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred. Tenant reimbursements are recognized and presented in accordance with ASC Subtopic 605-45, Revenue Recognition—Principal Agent Consideration, or ASC Subtopic 605-45. ASC Subtopic 605-45 requires that these reimbursements be recorded on a gross basis, as we generally are the primary obligor with respect to purchasing goods and services from third-party suppliers, and thus have discretion in selecting the supplier and have credit risk. We recognize lease termination fees if there is a signed termination letter agreement, all of the conditions of the agreement have been met and the tenant is no longer occupying the property.

Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. An allowance will be maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. We also maintain an allowance for deferred rent receivables arising from the straight-lining of rents. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. As of December 31, 2013, we did not have an allowance for uncollectible tenant receivables.

Capitalization of Expenditures and Depreciation of Assets

The cost of operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized; the cost of maintenance and repairs are charged to expense as incurred. The cost of building and improvements is depreciated on a straight-line basis over the estimated useful lives. The cost of tenant improvements is depreciated on a straight-line basis over the shorter of the lease term or useful life. Furniture, fixtures and equipment are depreciated over their estimated useful lives. When depreciable property is retired or disposed of, the related costs and accumulated depreciation will be removed from the accounts and any gain or loss will be reflected in operations.

As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements, and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance is considered to be a lease inducement and is recognized over the lease term as a reduction of rental revenue. Factors considered during this evaluation include, among other things, which entity holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g. unilateral control of the tenant space during the build-out process). Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease. Recognition of lease revenue commences when the lessee is given possession of the leased space upon completion of tenant improvements when we are the owner of the leasehold improvements. However, when the leasehold improvements are owned by the tenant, the lease inception date is the date the tenant obtains possession of the leased space for purposes of constructing its leasehold improvements.

Impairment

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, we assess the recoverability of the assets by estimating whether we will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis we do not believe that we will be able to recover the carrying value of the asset, we will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset. No impairment losses have been recorded to date.

When developing estimates of expected future cash flows, we make certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease arrangements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in the future cash flow analysis could result in a different determination of the property’s future cash flows and a different conclusion regarding the existence of an impairment, the extend of such loss, if any, as well as the carrying value of the real estate and related assets.

Purchase Price Allocation

Upon the acquisition of real properties, we allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on our determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease, including any bargain renewal periods, with respect to a below-market lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases, including any bargain renewal periods. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above-market and below-market in-place lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct lease origination costs are included in real estate assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These lease intangibles are included in real estate assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

Income Taxes

We qualified and elected to be taxed as a REIT for federal income tax purposes under Sections 856 through 860 of the Internal Revenue Code, beginning with the year ended December 31, 2011. As a REIT, we are required, among other things, to distribute at least 90% of our taxable income (excluding capital gains) to our stockholders. In addition, we generally will not be subject to federal corporate income tax to the extent we distribute our taxable income to our stockholders. REITs are subject to a number of other organizational and operational requirements. Even if we maintain our qualification for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

Investments in 2013 and 2014

•

During the year ended December 31, 2013, we, through wholly-owned subsidiaries, acquired 17 properties consisting of 1.9 million gross rentable square feet of commercial space, for an aggregate purchase price of $548,587,000. As of December 31, 2013, the properties were 100% leased.

•	During the year ended December 31, 2013, we invested approximately $73,766,000 in real estate-related notes receivables, of which $44,300,000 was repaid.

•

On February 25, 2014, we, through a wholly-owned subsidiary, acquired a 199,182 rentable square foot medical facility, located in Dallas, Texas, for a purchase price of $98,486,000, plus closing costs. We financed the acquisition with net proceeds from our Offering and debt financing. As of March 14, 2014, the property was 100% leased to a single tenant.

•

On March 14, 2014, we, through a wholly-owned subsidiary, acquired a 63,000 rentable square foot medical facility, located in Hammond, Louisiana, for a purchase price of $25,200,000, plus closing costs. We financed the acquisition with net proceeds from our Offering. As of March 14, 2014, the property was 100% leased to a single tenant.

For a further discussion of our 2013 acquisitions, see Note 3—“Real Estate Investments,” and for a further discussion on acquisitions in 2014, see Note 22—“Subsequent Events” to the consolidated financial statements that are a part of this prospectus supplement.

Factors That May Influence Results of Operations

We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally and those risks listed in Part I. Item 1A. Risk Factors, of this prospectus supplement, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of our properties.

Rental Income

The amount of rental income generated by our properties depends principally on our ability to maintain the occupancy rates of leased space and to lease available space and space available from unscheduled lease terminations at the then existing rental rates. Negative trends in one or more of these factors could adversely affect our rental income in future periods. As of December 31, 2013, our properties were 100% leased.

Results of Operations

Real Estate Investments

Our results of operations are influenced by the timing of acquisitions and the operating performance of our real estate investments. The following table shows the property statistics of our real estate as of December 31, 2013, 2012 and 2011:

	December 31, 2013	December 31, 2012	December 31, 2011
Number of commercial properties	32	15	1
Approximate aggregate rentable square feet(1)	3,127,000	1,245,000	20,000
Percentage of rentable square feet leased	100%	100%	100%

(1)	Excludes parking facilities.

The following table summarizes our real estate investment activity for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Commercial properties acquired	17	14	1
Approximate aggregate purchase price of acquired properties	$548,587,000	$365,544,000	$28,940,000
Approximate aggregate rentable square feet(1)	1,882,000	1,225,000	20,000

(1)	Excludes parking facilities.

As shown in the tables above, we owned 32 commercial properties as of December 31, 2013 (including one property owned through a consolidated partnership), compared to 15 commercial properties as of December 31, 2012 (including two properties owned through consolidated partnerships) and one commercial property as of December 31, 2011. Accordingly, our results of operations for the year ended December 31, 2013, as compared to the year ended December 31, 2012, and our results of operations for the year ended December 31, 2012, as compared to the year ended December 31, 2011, are not comparable; therefore, we have not included the percentage change.

Real Estate-Related Notes Receivables

The following table summarizes our investments in real estate-related notes receivables as of December 31, 2013, 2012 and 2011:

	December 31, 2013	December 31, 2012	December 31, 2011
Number of notes receivables outstanding	5	3	1
Outstanding principal amount of notes receivables	$53,130,000	$23,664,000	$514,000

The following table summarizes our activity in investments in real estate-related notes receivables for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
Number of notes receivables originated	5	2	1
Number of notes receivables repaid	3	—	—
Interest income earned on notes receivables	$5,817,000	$692,000	$—

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenue. Revenue increased $39.9 million to $68.3 million for the year ended December 31, 2013, compared to $28.4 million for the year ended December 31, 2012. Revenue consisted of rental and parking revenue, tenant reimbursement revenue and notes receivables interest income. Rental and parking revenue increased $31.0 million to $52.9 million for the year ended December 31, 2013, as compared to $22.0 million for the year ended December 31, 2012, and tenant reimbursement revenue increased $3.7 million to $9.5 million for the year ended December 31, 2013, as compared to $5.8 million for the year ended December 31, 2012. The increase in rental and parking revenue was primarily due to owning 32 properties as of December 31, 2013 as compared to 15 properties as of December 31, 2012.

Notes receivables interest income increased $5.1 million to $5.8 million for the year ended December 31, 2013, compared to $0.7 million for the year ended December 31, 2012. The increase was primarily due to an increase in notes receivables of $30.4 million to $54.1 million as of December 31, 2013, as compared to $23.7 million as of December 31, 2012.

Rental and Parking Expenses. Rental and parking expenses increased $4.8 million to $11.9 million for the year ended December 31, 2013, compared to $7.1 million for the year ended December 31, 2012. The increase was primarily due to the acquisition of 17 properties during the year ended December 31, 2013, which resulted in increased utility costs of $1.6 million, increased real estate taxes of $1.5 million, increased repair and maintenance costs of $0.4 million, increased property management fees of $0.9 million, increased insurance costs of $0.2 million and increased administrative costs of $0.2 million for such period.

General and Administrative Expenses. General and administrative expenses increased $1.5 million to $2.5 million for the year ended December 31, 2013, compared to $1.0 million for the year ended December 31, 2012. The increase was primarily due to increased allocated personnel and allocated overhead costs associated with our growth, which resulted in increased personnel costs of $0.5 million, increased professional and legal fees of $0.5 million, increased administrative fees of $0.2 million and increased other administrative expenses of $0.3 million.

Acquisition Related Expenses. Acquisition related expenses decreased $5.9 million to $5.6 million for the year ended December 31, 2013, compared to $11.5 million for the year ended December 31, 2012. The decrease primarily relates to acquisition fees and expenses associated with purchases of five of the 17 properties purchased for the year ended December 31, 2013, which were determined to be asset acquisitions. Acquisition fees and expenses associated with transactions determined to be an asset acquisition are capitalized. For the year ended December 31, 2012, acquisition fees and expenses related to the acquisitions of 14 properties that were determined to be business combinations. Acquisition fees and expenses associated with transactions determined to be a business combination are expensed as incurred. Pursuant to the advisory agreement, we pay an acquisition fee to our Advisor of 2% of the contract purchase price of each property or asset acquired. We also reimburse our Advisor for acquisition expenses incurred in the process of acquiring a property or in the origination or acquisition of a loan other than for personnel costs for which our Advisor receives acquisition fees.

Asset Management Fees. Asset management fees increased $2.2 million to $2.3 million for the year ended December 31, 2013, compared to $0.1 million for the year ended December 31, 2012. During the year ended December 31, 2013, our Advisor earned $4.6 million in asset management fees and waived irrevocably, without recourse, $2.3 million in asset management fees. During the year ended December 31, 2012, our Advisor earned $1.2 million in asset management fees and waived irrevocably, without recourse, $1.1 million in asset management fees.

Depreciation and Amortization. Depreciation and amortization increased $10.6 million to $18.7 million for the year ended December 31, 2013, compared to $8.1 million for the year ended December 31, 2012. The increase was primarily due to an increase in the weighted average depreciable basis of real estate properties to $474.4 million for the year ended December 31, 2013, compared to $177.9 million for the year ended December 31, 2012.

Interest and Other Income (Expense). Interest and other income increased $0.08 million to $0.05 million for the year ended December 31, 2013, compared to $(0.03) million for the year ended December 31, 2012. The increase was primarily due to increased interest income earned on deposits at banks in the amount of $0.06 million and an increase in income earned in unconsolidated partnerships in the amount of $0.02 million.

Interest Expense. Interest expense increased $6.3 million to $12.6 million for the year ended December 31, 2013, compared to $6.3 million for the year ended December 31, 2012. The increase was primarily due to increased interest expense on notes payable and the KeyBank Credit Facility (as defined below) of $5.5 million and increased amortization expense of debt issue costs of $0.8 million.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenue. Revenue increased $27.1 million to $28.4 million for the year ended December 31, 2012, compared to $1.3 million for the year ended December 31, 2011. Revenue consisted of rental and parking revenue, tenant reimbursement revenue and notes receivables interest income. Rental and parking revenue increased $20.7 million to $22.0 million for the year ended December 31, 2012, as compared to $1.3 million for the year ended December 31, 2011, and tenant reimbursement revenue increased $5.7 million to $5.8 million for the year ended December 31, 2012, as compared to $0.1 million for the year ended December 31, 2011. The increase in rental and parking revenue was primarily due to owning 15 properties as of December 31, 2012 as compared to one property as of December 31, 2011.

We recorded notes receivables interest income of $0.7 million for the year ended December 31, 2012. During the year ended December 31, 2011, we did not have any notes receivables outstanding.

Rental and Parking Expenses. Rental and parking expenses increased $7.0 million to $7.1 million for the year ended December 31, 2012, compared to $0.1 million for the year ended December 31, 2011. The increase was primarily due to the acquisition of 14 properties during the year ended December 31, 2012, which resulted in increased utility costs of $2.8 million, increased real estate taxes of $1.7 million, increased personnel and professional costs of $0.8 million, increased repair and maintenance costs of $0.9 million, increased property management fees of $0.5 million, increased insurance costs of $0.1 million and increased administrative costs of $0.2 million for such period.

General and Administrative Expenses. General and administrative expenses increased $0.5 million to $1.0 million for the year ended December 31, 2012, compared to $0.5 million for the year ended December 31, 2011. The increase was primarily due to increased personnel and overhead costs associated with our growth, which resulted in increased personnel costs of $0.1 million, increased professional and legal fees of $0.3 million and increased other administrative expenses of $0.1 million.

Acquisition Related Expenses. Acquisition related expenses increased $10.4 million to $11.5 million for the year ended December 31, 2012, compared to $1.1 million for the year ended December 31, 2011 due to our acquisition of 14 properties during the year ended December 31, 2012. Pursuant to the advisory agreement, we pay an acquisition fee to our Advisor of 2% of the contract purchase price of each property or asset acquired. We also reimburse our Advisor for acquisition expenses incurred in the process of acquiring a property or in the origination or acquisition of a loan other than for personnel costs for which our Advisor receives acquisition fees.

Asset Management Fees. During the year ended December 31, 2012, our Advisor earned $1.2 million in asset management fees and waived irrevocably, without recourse, $1.1 million in asset management fees. During the year ended December 31, 2011, our Advisor earned $0.1 million in asset management fees.

Depreciation and Amortization. Depreciation and amortization increased $7.6 million to $8.1 million for the year ended December 31, 2012, compared to $0.5 million for the year ended December 31, 2011. The increase was primarily due to an increase in the weighted average depreciable basis of real estate properties to $177.9 million for the year ended December 31, 2012, compared to $12.1 million for the year ended December 31, 2011.

Interest and Other Income (Expense). Interest and other income (expense) decreased $0.04 million to $(0.03) million for the year ended December 31, 2012, compared to $0.01 million for the year ended December 31, 2011. The decrease was primarily due to a loss in unconsolidated partnerships in the amount of $0.04 million.

Interest Expense. Interest expense increased $5.9 million to $6.3 million for the year ended December 31, 2012, compared to $0.4 million for the year ended December 31, 2011. The increase was primarily due to increased interest expense on notes payable and the KeyBank Credit Facility (as defined below) of $5.4 million and increased amortization expense of debt issue costs of $0.5 million.

Distributions to Stockholders

We have paid, and may continue to pay, distributions from sources other than from our cash flow provided by operations. For the year ended December 31, 2013, our cash flow provided by operations of approximately $25.7 million was a shortfall of $0.7 million, or 2.7%, of our distributions paid (total distributions were approximately $26.4 million, of which $14.2 million was cash and $12.2 million was reinvested in shares of our common stock pursuant to our DRIP) during such period and such shortfall was paid from proceeds from the Offering. For the year ended December 31, 2012, our cash flow provided by operations of $1.3 million was a shortfall of $4.7 million, or 78.3%, of our distributions paid (total distributions were $6.0 million, of which $3.2 million were paid in cash and $2.8 million in shares of our common stock pursuant to our DRIP) during such period and such shortfall was paid from proceeds from the Offering. Additionally, we may in the future pay distributions from sources other than from our cash flow from operations. Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flow from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect.

We do not have any limits on the sources of funding distribution payments to our stockholders. We may pay, and have no limits on the amounts we may pay, distributions from any source, such as from borrowings, the sale of assets, the sale of additional securities, advances from our advisor, our advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements and offering proceeds. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock to third party investors. If we fund distributions from the proceeds of our Offering, we will have less funds available for acquiring properties or real estate-related investments. Our inability to acquire additional properties or real estate-related investments may have a negative effect on our investors’ ability to generate sufficient cash flow from operations to pay distributions. As a result, the return investors may realize on their investment may be reduced and investors who invest in us before we generate significant cash flow may realize a lower rate of return than later investors. Payment of distributions from any of the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable upon a Liquidity Event, any or all of which may have an adverse effect on an investment in us.

For federal income tax purposes, distributions to common stockholders are characterized as ordinary dividends, capital gain distributions, or nontaxable distributions. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be a nontaxable return of capital, reducing the tax basis in each U.S. stockholder’s shares. Further, the amount of distributions in excess of a U.S. stockholder’s tax basis in such shares will be taxable as a gain realized from the sale of those shares.

The following table shows the character of distributions the Company paid on a percentage basis during the years ended December 31, 2013, 2012 and 2011:

	For the Year Ended December 31,
Character of Distributions:	2013	2012	2011
Ordinary dividends	61.48%	19.78%	—
Nontaxable distributions	38.52%	80.22%	100.00%

Total	100.00%	100.00%	100.00%

Organization and Offering Costs

We reimburse our Advisor, or its affiliates, for organization and offering costs it incurs on our behalf, but only to the extent the reimbursement would not cause the selling commissions, the dealer-manager fee and the other organization and offering costs incurred by us to exceed 15% of gross offering proceeds as of the date of the reimbursement. We expect that other organization and offering costs (other than selling commissions and dealer-manager fees) will be approximately 1.25% of the gross offering proceeds. As of December 31, 2013, we paid approximately $65,853,000 in selling commissions and dealer-manager fees to our Dealer Manager and we reimbursed our Advisor, or its affiliates, approximately $13,072,000 in offering expenses, and incurred approximately $761,000 of other organization and offering costs, the total of which represents our maximum liability for organization and offering costs as of December 31, 2013.

Selling commissions and dealer-manager fees are charged to stockholders’ equity. When accrued, offering costs are charged to stockholders’ equity as such amounts will be reimbursed to our Advisor, or its affiliates, from the gross proceeds of the Offering. For a further discussion of other organization and offering costs, see Note 13—“Related-Party Transactions and Arrangements” to the consolidated financial statements that are a part of this prospectus supplement.

Notes Receivables

We have invested, and may continue to invest, in notes receivables, including first mortgage loans, real estate-related bridge loans, construction loans and mezzanine loans. As of December 31, 2013, we had investments in five real estate-related notes receivables, which represented loans held for investment and intended to be held to maturity. As of December 31, 2013, the aggregate balance on the investments in real estate-related notes receivables was $54,080,000. For a further discussion of investments in real estate-related notes receivables, see Note 6—“Investment in Real Estate-Related Notes Receivables” to the consolidated financial statements that are a part of this prospectus supplement.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. There are provisions in certain of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include reimbursement billings for operating expenses, pass-through charges and real estate tax and insurance reimbursements. However, due to the long-term nature of our leases, among other factors, the leases may not re-set frequently enough to adequately offset the effects of inflation.

Liquidity and Capital Resources

Generally, our sources of funds will be primarily met from our Offering, operating cash flows and additional borrowings. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other sources within the next 12 months. Our ability to continue to raise funds through our Offering is dependent on general economic conditions, general market conditions for REITs and our operating performance. The number of properties we acquire and other investments we make will depend upon the number of shares sold in the Offering and the resulting amount of net proceeds available for investment. We expect to experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, management and operation of our real estate and real estate-related investments. Our principal demand for funds are for acquisitions of real estate and real estate-related investments, to pay operating expenses and interest on our indebtedness and to pay distributions to our stockholders. In addition, we require resources to make certain payments to our Advisor, or its affiliates, and our Dealer Manager, which, during the Offering, include payments to our Advisor and its affiliates for reimbursement of other organizational and offering costs, and to our Dealer Manager and its affiliates for selling commissions and dealer-manager fees.

Our Advisor evaluates potential additional investments and engages in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on our behalf. Until we invest all of the proceeds of the Offering in properties and real estate-related securities, we invest the uninvested proceeds in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot predict how long it will take to fully invest the proceeds in properties and real estate-related securities.

When we acquire a property, our Advisor prepares a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include a line of credit or other loans established with respect to the investment, operating cash generated by the investment, additional equity investments from us or our joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from the gross proceeds of the Offering, proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

KeyBank Credit Facility

As of December 31, 2013, the maximum principal amount committed under the KeyBank Credit Facility was $225,000,000, consisting of a $170,000,000 revolving line of credit, with a maturity date of August 9, 2016, subject to the Operating Partnership’s right to a 12-month extension, and $55,000,000 in term loans, with a maturity date of August 9, 2017, subject to the Operating Partnership’s right to a 12-month extension. The KeyBank Credit Facility can be increased to $350,000,000 under certain circumstances. Generally, proceeds of the KeyBank Credit Facility are used to acquire our real estate properties.

As of December 31, 2013, the annual interest rate payable under the KeyBank Credit Facility was, at the Operating Partnership’s option, either (a) the London Interbank Offered Rate, plus an applicable margin ranging from 2.25% to 3.00%, which is determined based on the overall leverage of the Operating Partnership; or (b) a base rate, which means, for any day, a fluctuating rate per annum equal to the prime rate for such day, plus an applicable margin ranging from 1.00% to 1.75%, which is determined based on the overall leverage of the Operating Partnership. In addition, we are required to pay a fee on the unused portion of the lender’s commitments under the KeyBank Credit Facility of 0.30% per annum if the average daily amount outstanding balance under the KeyBank Credit Facility is less than 50% of the lenders’ commitments, and 0.20% per annum if the average daily amount outstanding under the KeyBank Credit Facility is greater than 50% of the lender’s commitments. The unused fee is payable quarterly in arrears.

The Operating Partnership entered into interest swap agreements with KeyBank National Association to effectively fix LIBOR on the term loans under the KeyBank Credit Facility at a weighted average rate of 0.91%, resulting in an interest rate under the term loans ranging from 3.16% to 3.91% per annum. The revolving line of credit and the term loans can be prepaid prior to maturity without penalty; provided, however, that any portion of the term loans that is prepaid may not be reborrowed, and the Operating Partnership may be subject to a breakage fee under the swap agreements, if applicable.

The actual amount of credit available under the KeyBank Credit Facility is a function of certain loan-to-cost, loan-to-value, debt yield and debt service coverage ratios contained in the KeyBank Loan Agreement. The credit available for the Operating Partnership to borrow under the KeyBank Loan Agreement will be a maximum principal amount of the value of the assets that are included in the collateral pool. Each subsidiary of the Operating Partnership in the collateral pool is a party to, and guarantor of, the KeyBank Loan Agreement. As of December 31, 2013, we had drawn down $152,000,000 under the KeyBank Credit Facility and we had an aggregate borrowing base availability of $31,369,000. The KeyBank Credit Facility agreement contains various affirmative and negative covenants that are customary for credit facilities and transactions of this type, including limitations on the incurrence of debt and limitations on distributions by the properties that serve as collateral for the KeyBank Credit Facility in the event of a default. The KeyBank Credit Facility agreement also imposes the following financial covenants: (i) minimum liquidity thresholds; (ii) a minimum ratio of operating cash flow to fixed charges; (iii) a maximum ratio of liabilities to asset value; (iv) a maximum daily distribution covenant; (v) a minimum quarterly equity raise; (vi) a minimum number of properties in the collateral pool; (vii) a minimum debt yield; and (viii) a minimum tangible net worth. In addition, the KeyBank Credit Facility agreement includes events of default that are customary for credit facilities and transactions of this type. We believe we were in compliance with all financial covenant requirements at December 31, 2013.

Notes Payable

For a discussion of our notes payable, see Note 8—“Notes Payable” to the consolidated financial statements that are a part of this prospectus supplement.

Cash Flows

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Operating Activities. Net cash flows provided by operating activities for the year ended December 31, 2013 was approximately $25.7 million, compared to net cash flows provided by operating activities for the year ended December 31, 2012 of $1.3 million. For the year ended December 31, 2013, net cash flows provided by operating activities related primarily to increased rental and other revenue received in cash, offset by the payment of acquisition related fees and expenses, other assets and general and administrative expenses. We anticipate net cash flows from operating activities to increase as we acquire additional properties.

Investing Activities. Net cash flows used in investing activities for the years ended December 31, 2013 and 2012 was approximately $578.8 million and $345.8 million, respectively. For the year ended December 31, 2013, net cash flows used in investing activities related to the acquisition of 17 real estate properties in the amount of $548.6 million, investments in real estate-related notes receivable in the amount of $73.8 million, origination costs and commitment fees related to investments in real estate-related notes receivable in the amount of $0.7 million, payments of real estate escrow deposits in the amount of $7.0 million, other deposits in the amount of $0.2 million and capital expenditures in the amount of $0.4 million, offset by collections of notes receivable in the amount of $44.3 million and collections of real estate escrow deposits of $7.6 million. For the year ended December 31, 2012, net cash used in investing activities related to the acquisition of 14 real estate properties in the amount of $365.5 million, investments in real estate-related notes receivable in the amount of $23.1 million, payments of real estate escrow deposits in the amount of $21.7 million, other deposits in the amount of $0.2 million and capital expenditures in the amount of $1.1 million, offset by collections of real estate escrow deposits of $65.8 million. Net cash flows used in investing activities is dependent upon the amount of our offering proceeds invested in real estate and real estate-related investments.

Financing Activities. Net cash flows provided by financing activities for the years ended December 31, 2013 and 2012 was approximately $556.3 million and $340.0 million, respectively. For the year ended December 31,

2013, such cash flows related primarily to funds raised from investors in our Offering of $514.0 million, proceeds from our mortgage notes payable of $47.6 million, proceeds from the KeyBank Credit Facility of $166.5 million, collection of escrow funds of $3.1 million, offset by principal payments on our mortgage notes payable in the amount of $3.3 million, payments on the KeyBank Credit Facility of $70.0 million, deferred financing costs of $4.4 million, cash distributions to our stockholders of $14.2 million, offering costs of $57.4 million, distributions to noncontrolling interests in a consolidated partnership of $3.3 million, repurchase of shares of our common stock of $0.8 million, payments to escrow funds of $2.7 million and purchase of noncontrolling interest in a consolidated partnership related to the Philadelphia Data Center of $18.8 million. We anticipate cash flows from financing activities to increase in the future as we raise additional funds in our Offering and incur additional debt to acquire more properties.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Operating Activities. Net cash flows provided by operating activities for the year ended December 31, 2012 was approximately $1.3 million, compared to net cash flows used in operating activities for the year ended December 31, 2011 of $0.1 million. For the year ended December 31, 2012, net cash flows provided by operating activities related primarily to increased rental and other revenue received in cash, offset by the payment of acquisition related fees and expenses, rental and parking expenses and general and administrative expenses. We anticipate net cash flows from operating activities to increase as we acquire additional properties.

Investing Activities. Net cash flows used in investing activities for the years ended December 31, 2012 and 2011 was approximately $345.8 million and $74.3 million, respectively. For the year ended December 31, 2012, net cash flows used in investing activities related to the acquisition of 14 real estate properties in the amount of $365.5 million, investments in real estate-related notes receivable in the amount of $23.1 million, payments of real estate escrow deposits in the amount of $21.7 million, other deposits in the amount of $0.2 million and capital expenditures in the amount of $1.1 million, offset by collections of real estate escrow deposits of $65.8 million. For the year ended December 31, 2011, net cash used in investing activities related to the acquisition of one real estate property in the amount of $28.9 million, investments in real estate-related notes receivable in the amount of $0.5 million, payments of real estate escrow deposits in the amount of $44.7 million and investments in nonconsolidated partnerships in the amount of $0.2 million. Net cash flows used in investing activities is dependent upon the amount of our offering proceeds invested in real estate and real estate-related investments.

Financing Activities. Net cash flows provided by financing activities for the years ended December 31, 2012 and 2011 was approximately $340.0 million and $83.2 million, respectively. For the year ended December 31, 2012, such cash flows related primarily to funds raised in our Offering of $167.5 million, proceeds from our mortgage loan payable of $142.3 million, proceeds from the KeyBank Credit Facility of $91.0 million, collection of escrow funds of $1.6 million, proceeds from noncontrolling interest in consolidated partnerships of $15.0 million, offset by principal payments on our mortgage loan payables in the amount of $1.3 million, payments on the Key Bank Credit Facility of $35.5 million, deferred financing costs of $3.7 million, cash distributions to our stockholders of $3.2 million, offering costs of $18.5 million, distributions to noncontrolling interests in consolidated partnerships of $2.6 million, repurchase of shares of our common stock of $0.2 million, payments to escrow funds of $4.9 million and purchase of noncontrolling interest in a consolidated partnership related to the Richardson Data Center of $7.5 million. We anticipate cash flows from financing activities to increase in the future as we raise additional funds in our Offering and incur additional debt to acquire more properties.

Distributions

The amount of distributions payable to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for distribution, financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured. Our Advisor may also defer, suspend and/or waive fees and expense reimbursements if we have not generated sufficient cash flow from our operations and other sources to fund distributions. Additionally, our organizational documents permit us to pay distributions from unlimited amounts of any source, and we may use sources other than operating cash flows to fund distributions, including proceeds from our offering proceeds, which may reduce the amount of capital we ultimately invest in properties or other permitted investments.

We have funded distributions with operating cash flow from our properties and offering proceeds raised in our Offering. To the extent that we do not have taxable income, distributions paid will be considered a return of capital to stockholders. The following table shows distributions paid during the years ended December 31, 2013 and 2012:

	Year Ended December 31, 2013			Year Ended December 31, 2012
Distributions paid in cash—common stockholders	$14,176,000			$3,206,000
Distributions reinvested (shares issued)	12,217,000			2,765,000

Total distributions	$26,393,000	(1)		$5,971,000

Source of distributions:
Cash flows provided by operations(2)	$14,176,000		54%	$1,277,000	21%
Offering proceeds from issuance of common stock	—		—	1,929,000	32%
Offering proceeds from issuance of common stock pursuant to the DRIP	12,217,000		46%	2,765,000	47%

Total sources	$26,393,000		100%	$5,971,000	100%

(1)	Total distributions declared but not paid as of December 31, 2013 were $4.2 million for common stockholders. These distributions were paid on January 2, 2014.
(2)	Percentages were calculated by dividing the respective source amount by the total sources of distributions.

For the year ended December 31, 2013, we paid and declared distributions of approximately $26.4 million to common stockholders including shares issued pursuant to the DRIP, as compared to FFO and MFFO for the twelve months ended December 31, 2013 of $28.1 million and $26.6 million, respectively. The payment of distributions from sources other than FFO or MFFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

For a discussion of distributions paid subsequent to December 31, 2013, see Note 22—“Subsequent Events” to the consolidated financial statements included in this prospectus supplement.

Capital Expenditures

We estimate that we will require approximately $2.7 million in expenditures for capital improvements over the next 12 months. As of December 31, 2013, we had $2.6 million of restricted cash in lender controlled escrow reserve accounts for such capital expenditures. We cannot provide assurance, however, that we will not exceed these estimated expenditure levels.

Financing

We anticipate that our aggregate borrowings, both secured and unsecured, will not exceed 50.0% of the combined cost or market value of our real estate and real estate-related investments following completion of the Offering. For these purposes, the fair market value of each asset is equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of December 31, 2013, our borrowings were 35.5% of the fair market value of our real estate and real estate-related investments.

Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300.0% of our net assets, without the approval of a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles) valued at cost prior to deducting depreciation, amortization, bad debt and other non-cash reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of our real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash reserves. In addition, we may incur mortgage debt and pledge some or all of our properties as security for that debt to obtain funds to acquire additional real properties or for working capital. We may also borrow funds to satisfy the REIT tax qualification requirement that we distribute at least 90.0% of our annual REIT taxable income to our stockholders. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes. As of each of March 14, 2014 and December 31, 2013, our leverage did not exceed 300.0% of the value of our net assets.

Commitments and Contingencies

For a discussion of our commitments and contingencies, see Note 12—“Commitments and Contingencies” to the consolidated financial statements that are a part of this prospectus supplement.

Debt Service Requirements

One of our principal liquidity needs is the payment of principal and interest on outstanding indebtedness. As of December 31, 2013, we had $201.2 million of notes payable outstanding and $152.0 million outstanding under the KeyBank Credit Facility. We are required by the terms of certain loan documents to meet certain covenants, such as financial ratios and reporting requirements. As of December 31, 2013, we believe we were in compliance with all such covenants and requirements on our mortgage loans payable and the KeyBank Credit Facility, and we expect to remain in compliance with all such requirements for the next 12 months.

In addition, during the year ended December 31, 2013, we entered into five derivative instruments for the purpose of managing or hedging our interest rate risks. The aggregate notional amount under our swap agreements is $119.1 million. We have agreements with each derivative counterparty that contain cross-default provisions, whereby if we default on certain of our unsecured indebtedness, then we could also be declared in default on our derivative obligations, resulting in an acceleration of payment thereunder. As of December 31, 2013, we were in compliance with all such cross-default provisions and expect to remain in compliance with all such requirements for the next 12 months.

Contractual Obligations

As of December 31, 2013, we had approximately $353,177,000 of debt outstanding, of which $201,177,000 related to notes payable and $152,000,000 related to the Key Bank Credit Facility. See Note 8—“Notes Payable” and Note 9—“Credit Facility” to the consolidated financial statements that are a part of this prospectus supplement for certain terms of the debt outstanding. Our contractual obligations as of December 31, 2013 were as follows (amounts in thousands):

	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
Principal payments—fixed rate debt	$2,523	$19,693	$62,570	$52,263	$137,049
Interest payments—fixed rate debt	6,429	13,917	9,046	9,367	38,759
Principal payments—variable rate debt fixed through interest rate swap agreements(1)	738	1,817	116,573	—	119,128
Interest payments—variable rate debt fixed through interest rate swap agreements(2)	4,385	9,786	5,315	—	19,486
Principal payments—variable rate debt	—	97,000	—	—	97,000
Interest payments—variable rate debt(3)	2,146	4,683	—	—	6,829

Total	$16,221	$146,896	$193,504	$61,630	$418,251

(1)	As of December 31, 2013, we had $119.1 million outstanding on notes payable and borrowings under the KeyBank Credit Facility that were fixed through the use of interest rate swap agreements.
(2)	We used the fixed rates under our interest rate swap agreements as of December 31, 2013 to calculate the debt payment obligations in future periods.
(3)	As of December 31, 2013, the weighted average interest rate on the variable debt obligations under the KeyBank Credit Facility was 2.41%, which we used to calculate future interest payments.

Off-Balance Sheet Arrangements

As of December 31, 2013, we had no off-balance sheet arrangements.

Material Related-Party Transactions and Arrangements

We have entered into agreements with our Advisor and its affiliates, whereby we agree to pay certain fees to, or reimburse certain expenses of, our Advisor or its affiliates for acquisition fees and expenses, organization and offering expenses, sales commissions, dealer-manager fees, asset and property management fees and reimbursement of operating costs. Refer to Note 13—“Related-Party Transactions and Arrangements” to our consolidated financial statements that are a part of this prospectus supplement for a detailed discussion of the various related-party transactions and agreements.

Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. The purchase of real estate assets and real estate-investments, and the corresponding expenses associated with that process, is a key operational feature of our business plan in order to generate cash from operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe is an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplement performance measure. FFO is not equivalent to our net income (loss) as determined under GAAP.

We define FFO, consistent with NAREIT’s definition, as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and asset impairment write-downs, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnership and joint ventures. Adjustments for unconsolidated partnership and joint ventures will be calculated to reflect FFO on the same basis.

We, along with the others in the real estate industry, consider FFO to be an appropriate supplemental measure of a REIT’s operating performance because it is based on a net income (loss) analysis of property portfolio performance that excludes non-cash items such as depreciation and amortization and asset impairment write-downs, which we believe provides a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy.

Historical accounting convention (in accordance with GAAP) for real estate assets requires companies to report its investment in real estate at its carrying value, which consists of capitalizing the cost of acquisitions, development, construction, improvements and significant replacements, less depreciation and amortization and asset impairment write-downs, if any, which is not necessarily equivalent to the fair market value of its investment in real estate assets.

The historical accounting convention requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, which could be the case if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since fair value of real estate assets historically rise and fall with market conditions including, but not limited to, inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation could be less informative.

In addition, we believe it is appropriate to disregard asset impairment write-downs as it is a non-cash adjustment to recognize losses on prospective sales of real estate assets. Since losses from sales of real estate assets are excluded from FFO, we believe it is appropriate that asset impairment write-downs in advancement of realization of losses should be excluded. Impairment write-downs are based on negative market fluctuations and underlying assessments of general market conditions, which are independent of our operating performance, including, but not limited to, a significant adverse change in the financial condition of our tenants, changes in supply and demand for similar or competing properties, changes in tax, real estate, environmental and zoning law, which can change over time. When indicators of potential impairment suggest that the carrying value of real estate and related assets may not be recoverable, we assess the recoverability by estimating whether we will recover the carrying value of the asset through undiscounted future cash flows and eventual disposition (including, but not limited to, net rental and lease revenues, net proceeds on the sale of property and any other ancillary cash flows at a property or group level under GAAP). If based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate asset, we will record an impairment write-down to the extent that the carrying value exceeds the estimated fair value of the real estate asset. Testing for indicators of impairment is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that we intend to have a relatively limited term of our operations, it could be difficult to recover any impairment charges through the eventual sale of the property. No impairment losses have been recorded to date.

In developing estimates of expected future cash flow, we make certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease arrangements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in the future cash flow analysis could result in a different determination of the property’s future cash flows and a different conclusion regarding the existence of an asset impairment, the extent of such loss, if any, as well as the carrying value of the real estate asset.

Publicly registered, non-listed REITs, such as ours, typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operations. While other start up entities may also experience significant acquisition activity during their initial years, we believe that publicly registered, non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. We will use the proceeds raised in our offering to acquire real estate assets and real estate investments, and we intend to begin the process of achieving a liquidity event (i.e., listing of our shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of our assets, or another similar transaction) within five years after the completion of our offering stage, which is generally comparable to other publicly registered, non-listed REITs. Thus, we do not intend to continuously purchase real estate assets and intend to have a limited life. Due to these factors and other unique features of publicly registered, non-listed REITS, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as modified funds from operations, or MFFO, which we believe to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-listed REIT. MFFO is a metric used by management to evaluate sustainable performance and dividend policy. MFFO is not equivalent to our net income (loss) as determined under GAAP.

We define MFFO, a non-GAAP measure, consistent with the IPA’s definition: FFO further adjusted for the following items included in the determination of GAAP net income (loss); acquisition fees and expenses; amounts related to straight-line rental income and amortization of above and below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for a consolidated and unconsolidated partnership and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline, described above. In calculating MFFO, we exclude paid and accrued acquisition fees and expenses that are reported in our consolidated statements of comprehensive income (loss), amortization of above and below-market leases, amounts related to straight-line rents (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); and the adjustments of such items related to noncontrolling interests in the Operating Partnership. The other adjustments included in the IPA’s guidelines are not applicable to us.

Since MFFO excludes acquisition fees and expenses, it should not be construed as a historic performance measure. Acquisition fees and expenses are paid in cash by us, and we have not set aside or put into escrow any specific amount of proceeds from our offerings to be used to fund acquisition fees and expenses. Acquisition fees and expenses include payments to our advisor or its affiliates and third parties. Such fees and expenses will not be reimbursed by our advisor or its affiliates and third parties, and therefore if there are no further proceeds from the sale of shares of our common stock to fund future acquisition fees and expenses, such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties, or from ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. Nevertheless, our advisor or its affiliates will not accrue any claim on our assets if acquisition fees and expenses are not paid from the proceeds of our offerings. Under GAAP, acquisition fees and expenses related to the acquisition of properties determined to be business combinations are expensed as incurred, including investment transactions that are no longer under consideration, and are included in acquisition related expenses in the accompanying consolidated statements of comprehensive income (loss) and acquisition fees and expenses associated with transactions determined to be an asset purchase are capitalized.

All paid and accrued acquisition fees and expenses have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the real estate asset, these fees and expenses and other costs related to such property. In addition, MFFO may not be an indicator of our operating performance, especially during periods in which properties are being acquired.

In addition, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustment to net income (loss) in determining cash flows from operations in accordance with GAAP.

We use MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-listed REITs, which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of our offering and other financing sources and not from operations. By excluding acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of its real estate assets. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to assist management and investors in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is stated value and there is no asset value determination during the offering stage for a period thereafter. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. MFFO is not a useful measure in evaluating net asset value since impairment write-downs are taken into account in determining net asset value but not in determining MFFO.

FFO and MFFO, as described above, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operational performance. The method used to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operation performance and considered more prominently than the non-GAAP FFO and measures and the adjustments to GAAP in calculating FFO and MFFO. MFFO has not been scrutinized to the level of other similar non-GAAP performance measures by the SEC or any other regulatory body.

The following is a reconciliation of net income/(loss) attributable to controlling interests, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the years ended December 31, 2013, 2012 and 2011 (in thousands, except share data):

	For the Year Ended December 31,
	2013	2012	2011
Net income (loss) attributable to the Company	$12,658	$(7,700)	$(1,061)
Adjustments:
Depreciation and amortization—real estate	18,749	8,080	517
Noncontrolling interest’s shares of the above adjustments related to the consolidated partnerships	(3,299)	(3,369)	(229)

FFO	$28,108	$(2,989)	$(773)

Adjustments:
Acquisition related expenses(1)	$5,615	$11,474	$1,084
Amortization of above and below-market leases(2)	(3,758)	(2,407)	(40)
Amortization of straight-line rents(3)	(5,398)	(2,402)	(102)
Noncontrolling interests’ share of the above adjustments related to the consolidated partnerships	2,041 (4)	1,304 (5)	(392	)(6)

MFFO	$26,608	$4,980	$(223)

Weighted average common shares outstanding—basic	42,207,714	9,933,490	1,026,976

Weighted average common shares outstanding—diluted	42,224,944	9,933,490	1,026,976

Net income (loss) per common share—basic	$0.30	$(0.78)	$(1.03)

Net income (loss) per common share—diluted	$0.30	$(0.78)	$(1.03)

FFO per common share—basic	$0.67	$(0.30)	$(0.75)

FFO per common share—diluted	$0.67	$(0.30)	$(0.75)

(1)	In evaluating investments in real estate assets, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed REITs that have completed their acquisitions activities and have other similar operating characteristics. By excluding expensed acquisition related expenses, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments in cash to our Advisor and third parties. Acquisition fees and expenses incurred in a business combination, under GAAP, are considered operating expenses and as expenses included in the determination of net income (loss), which is a performance measure under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.
(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges related to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.
(3)

Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays if applicable). This may result in income recognition that is significantly different than the underlying contract terms. By adjusting for the change in deferred rent receivables, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns with our analysis of operating performance.
(4)	Of this amount, $583,000 related to straight-line rents, $1,458,000 related to above and below-market leases.
(5)	Of this amount, $785,000 related to straight-line rents, $1,416,000 related to above and below-market leases and $(897,000) related to acquisition expenses.
(6)	Of this amount, $45,000 related to straight-line rents, $18,000 related to above and below-market leases and $(455,000) related to acquisition expenses.

The following is a reconciliation of net loss attributable to the Company, which is the most directly comparable GAAP financial measure to FFO and MFFO for the following quarterly periods (in thousands except share data):

	Quarter Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Net income attributable to the Company	$5,944	$3,850	$2,001	$863
Adjustments:
Depreciation and amortization—real estate	6,158	4,727	4,105	3,759
Noncontrolling interest’s shares of the above adjustments related to the consolidated partnership	(830)	(826)	(824)	(819)

FFO	$11,272	$7,751	$5,282	$3,803

Adjustments:
Acquisition related expenses(1)	$1,016	$1,402	$1,601	$1,596
Amortization of above and below-market leases(2)	(961)	(958)	(972)	(867)
Amortization of straight-line rents(3)	(1,767)	(1,311)	(1,136)	(1,184)
Noncontrolling interests’ share of the above adjustments related to the consolidated partnership	503 (4)	509 (5)	515 (6)	514 (7)

MFFO	$10,063	$7,393	$5,290	$3,862

Weighted average common shares outstanding—basic	63,815,605	46,757,918	33,830,429	23,938,747

Weighted average common shares outstanding—diluted	63,830,305	46,774,585	33,844,471	23,954,477

Net income per common share—basic	$0.09	$0.08	$0.06	$0.04

Net income per common share—diluted	$0.09	$0.08	$0.06	$0.04

FFO per common share—basic	$0.18	$0.17	$0.16	$0.16

FFO per common share—diluted	$0.18	$0.17	$0.16	$0.16

(1)	In evaluating investments in real estate assets, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed REITs that have completed their acquisitions activities and have other similar operating characteristics. By excluding expensed acquisition related expenses, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments in cash to our Advisor and third parties. Acquisition fees and expenses incurred in a business combination, under GAAP, are considered operating expenses and as expenses included in the determination of net income (loss), which is a performance measure under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.
(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges related to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.
(3)	Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays if applicable). This may result in income recognition that is significantly different than the underlying contract terms. By adjusting for the change in deferred rent receivables, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns with our analysis of operating performance.
(4)	Of this amount, $138,000 related to straight-line rents, $365,000 related to above and below-market leases.
(5)	Of this amount, $145,000 related to straight-line rents, $364,000 related to above and below-market leases.
(6)	Of this amount, $151,000 related to straight-line rents, $364,000 related to above and below-market leases.
(7)	Of this amount, $149,000 related to straight-line rents, $365,000 related to above and below-market leases.

Subsequent Events

For a discussion of subsequent events, see Note 22—“Subsequent Events” to the consolidated financial statements that are a part of this prospectus supplement.

Revised Subscription Agreements and the Automatic Purchase Program Enrollment Form

Revised forms of our subscription agreements and the automatic purchase program enrollment form are attached as Appendices C through G and replace these previous documents.

The following financial pages supplement and should be read in connection with, the financial pages beginning on page F-1 of the prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF CARTER VALIDUS MISSION CRITICAL REIT, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Carter Validus Mission Critical REIT, Inc.

We have audited the accompanying consolidated balance sheets of Carter Validus Mission Critical REIT, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Carter Validus Mission Critical REIT, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young, LLP

Certified Public Accountants

Tampa, Florida

March 19, 2014

PART 1. FINANCIAL STATEMENTS

CARTER VALIDUS MISSION CRITICAL REIT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31,
	2013	2012
ASSETS
Real estate:
Land ($4,280 and $4,280 related to VIE)	$92,052	$34,577
Buildings and improvements ($95,529 and $95,182 related to VIE)	791,574	357,559
Acquired intangible assets ($16,189 and $16,187 related to VIE)	121,438	60,019

	1,005,064	452,155
Less: accumulated depreciation and amortization ($8,419 and $4,090 related to VIE)	(27,640)	(8,732)

Total real estate, net ($107,579 and $111,559 related to VIE)	977,424	443,423
Cash and cash equivalents ($411 and $463 related to VIE)	7,511	4,377
Real estate-related notes receivables	54,080	23,711
Other assets ($3,968 and $4,078 related to VIE)	25,649	12,286

Total assets	$1,064,664	$483,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable ($53,746 and $54,420 related to VIE)	$201,177	$156,847
Credit facility	152,000	55,500
Accounts payable due to affiliates ($15 and $104 related to VIE)	696	5,674
Accounts payable and other liabilities ($1,411 and $1,536 related to VIE)	15,546	7,876
Intangible lease liabilities, less accumulated amortization of $6,501 and $2,583, respectively ($16,410 and $18,375 related to VIE)	53,962	54,022

Total liabilities	423,381	279,919
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized; 73,238,145 and 20,261,611 shares issued, respectively; 73,137,569 and 20,241,478 shares outstanding, respectively	731	202
Additional paid-in capital	641,019	172,602
Accumulated distributions in excess of earnings	(33,154)	(16,393)
Accumulated other comprehensive income (loss)	600	(963)

Total stockholders’ equity	609,196	155,448
Noncontrolling interests in consolidated partnerships	32,086	48,429
Noncontrolling interests in operating partnership	1	1

Total equity	641,283	203,878

Total liabilities and stockholders’ equity	$1,064,664	$483,797

The accompanying notes are an integral part of these consolidated financial statements.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except shares and per share amounts)

	For the Year Ended December 31,
	2013	2012	2011
Revenue:
Rental and parking revenue	$52,944	$21,955	$1,286
Tenant reimbursement revenue	9,538	5,799	59
Real estate-related notes receivables interest income	5,817	692	—

Total revenue	68,299	28,446	1,345
Expenses:
Rental and parking expenses	11,915	7,066	96
General and administrative expenses	2,458	1,039	529
Acquisition related expenses	5,615	11,474	1,084
Asset management fees	2,343	133	146
Depreciation and amortization	18,749	8,080	517

Total expenses	41,080	27,792	2,372

Income (loss) from operations	27,219	654	(1,027)

Other income (expense):
Interest and other income (expense)	53	(34)	1
Interest expense	(12,593)	(6,260)	(413)

Total other expense	(12,540)	(6,294)	(412)

Consolidated net income (loss)	14,679	(5,640)	(1,439)
Net (income) loss attributable to noncontrolling interests in consolidated partnerships	(2,021)	(2,060)	378

Net income (loss) attributable to the Company	$12,658	$(7,700)	$(1,061)

Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swaps	825	(1,011)	—
Reclassification of previous unrealized loss on interest rate swaps into net income	738	48	—

Other comprehensive income (loss)	1,563	(963)	—

Comprehensive income (loss) attributable to the Company	$14,221	$(8,663)	$(1,061)

Weighted average number of common shares outstanding:
Basic	42,207,714	9,933,490	1,026,976

Diluted	42,224,944	9,933,490	1,026,976

Net income (loss) per common share attributable to common stockholders:
Basic	$0.30	$(0.78)	$(1.03)

Diluted	$0.30	$(0.78)	$(1.03)

The accompanying notes are an integral part of these consolidated financial statements.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except for share data)

	Common Stock		Additional Paid in Capital	Accumulated Distributions in Excess of Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Operating Partnership	Noncontrolling Interests in Consolidated Partnerships	Total Stockholders’ Equity
	No. of Shares	Par Value
Balance, December 31, 2010	20,000	$—	$200	$(65)	$—	$1	$—	$136
Issuance of common stock	3,081,139	31	30,593	—	—	—	—	30,624
Issuance of common stock under the distribution reinvestment plan	26,280	—	250	—	—	—	—	250
Contributions from noncontrolling interests	—	—	—	—	—	—	40,406	40,406
Distributions declared to common stockholders	—	—	—	(645)	—	—	—	(645)
Commissions on sale of common stock and related dealer-manager fees	—	—	(2,816)	—	—	—	—	(2,816)
Other offering costs	—	—	(1,736)	—	—	—	—	(1,736)
Stock-based compensation	—	—	26	—	—	—	—	26
Net loss	—	—	—	(1,061)	—	—	(378)	(1,439)

Balance, December 31, 2011	3,127,419	$31	$26,517	$(1,771)	$—	$1	$40,028	$64,806

Issuance of common stock	16,839,443	168	167,345	—	—	—	—	167,513
Vesting of restricted stock	3,750	—	—	—	—	—	—	—
Issuance of common stock under the distribution reinvestment plan	291,000	3	2,762	—	—	—	—	2,765
Contributions from noncontrolling interests	—	—	—	—	—	—	15,000	15,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,646)	(2,646)
Distributions declared to common stockholders	—	—	—	(6,922)	—	—	—	(6,922)
Commissions on sale of common stock and related dealer-manager fees	—	—	(15,538)	—	—	—	—	(15,538)
Other offering costs	—	—	(6,852)	—	—	—	—	(6,852)
Redemption of common stock	(20,134)	—	(196)	—	—	—	—	(196)
Purchase of noncontrolling interests	—	—	(1,487)	—	—	—	(6,013)	(7,500)
Stock-based compensation	—	—	51	—	—	—	—	51
Other comprehensive loss	—	—	—	—	(963)	—	—	(963)
Net income (loss)	—	—	—	(7,700)	—	—	2,060	(5,640)

Balance, December 31, 2012	20,241,478	$202	$172,602	$(16,393)	$(963)	$1	$48,429	$203,878

Issuance of common stock	51,684,505	517	513,419	—	—	—	—	513,936
Vesting of restricted stock	6,000	—	—	—	—	—	—	—
Issuance of common stock under the distribution reinvestment plan	1,286,028	13	12,204	—	—	—	—	12,217
Distributions to noncontrolling interests	—	—	—	—	—	—	(3,364)	(3,364)
Distributions declared to common stockholders	—	—	—	(29,419)	—	—	—	(29,419)
Commissions on sale of common stock and related dealer-manager fees	—	—	(47,499)	—	—	—	—	(47,499)
Other offering costs	—	—	(5,246)	—	—	—	—	(5,246)
Redemption of common stock	(80,442)	(1)	(782)	—	—	—	—	(783)
Purchase of noncontrolling interests	—	—	(3,750)	—	—	—	(15,000)	(18,750)
Stock-based compensation	—	—	71	—	—	—	—	71
Other comprehensive income	—	—	—	—	1,563	—	—	1,563
Net income	—	—	—	12,658	—	—	2,021	14,679

Balance, December 31, 2013	73,137,569	$731	$641,019	$(33,154)	$600	$1	$32,086	$641,283

The accompanying notes are an integral part of these consolidated financial statements.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Consolidated net income (loss)	$14,679	$(5,640)	$(1,439)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,749	8,080	517
Amortization of debt issue costs	1,318	490	15
Amortization of straight-line rent	(5,398)	(2,402)	(102)
Amortization of intangible lease liability	(3,918)	(2,542)	(40)
Amortization of origination costs and commitment fees	(183)	—	—
Amortization of intangible lease assets	159	135	—
Deferred revenue	1,605	991	—
Stock-based compensation	71	51	26
Changes in operating assets and liabilities:
Accounts payable and other liabilities	502	3,764	1,514
Accounts payable due to affiliates	20	87	249
Other assets, net	(1,912)	(1,737)	(830)

Net cash provided by (used in) operating activities	25,692	1,277	(90)

Cash flows from investing activities:
Investment in real estate and other assets	(548,587)	(365,544)	(28,940)
Capital expenditures	(449)	(1,066)	—
Payments of real estate escrow deposits	(7,005)	(21,708)	(44,696)
Collections of real estate escrow deposits	7,578	65,826	—
Investments in nonconsolidated partnerships	—	—	(171)
Other deposits	(167)	(196)	—
Real estate-related notes receivables advances	(73,766)	(23,150)	(514)
Collections of real estate-related notes receivables	44,300	—	—
Origination costs net of commitment fees related to real estate-related notes receivables	(720)	—	—

Net cash used in investing activities	(578,816)	(345,838)	(74,321)

Cash flows from financing activities:
Proceeds from notes payable	47,625	142,303	16,000
Payments on notes payable	(3,295)	(1,306)	(150)
Proceeds from credit facility	166,520	91,000	—
Payments of credit facility	(70,020)	(35,500)	—
Payments of deferred financing costs	(4,406)	(3,709)	(161)
Repurchase of common stock	(783)	(196)	—
Offering costs on issuance of common stock	(57,413)	(18,425)	(3,196)
Distributions to stockholders	(14,176)	(3,206)	(222)
Proceeds from issuance of common stock	513,936	167,513	30,624
Proceeds from noncontrolling interest in consolidated partnerships	—	15,000	40,406
Purchase of noncontrolling interest in consolidated partnerships	(18,750)	(7,500)	—
Payments to escrow funds	(2,687)	(4,994)	(123)
Collection of escrow funds	3,071	1,635	—
Distributions to noncontrolling interests in consolidated partnerships	(3,364)	(2,646)	—

Net cash provided by financing activities	556,258	339,969	83,178

Net change in cash	3,134	(4,592)	8,767
Cash and cash equivalents—Beginning of year	4,377	8,969	202

Cash and cash equivalents—End of year	$7,511	$4,377	$8,969

Supplemental disclosure of non-cash transactions:
Common stock issued through distribution reinvestment plan	$12,217	$2,765	$250
Net unrealized gain (loss) on interest rate swap	$1,563	$(963)	$—
Supplemental cash flow disclosures:
Interest paid	$10,949	$5,122	$343

The accompanying notes are an integral part of these consolidated financial statements.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013

Note 1—Organization and Business

Carter Validus Mission Critical REIT, Inc., or the Company, a Maryland corporation, was incorporated on December 16, 2009 and currently is treated and qualifies as a real estate investment trust, or a REIT, under the Internal Revenue Code of 1986, as amended, or the Code, for federal income tax purposes. The Company was organized to acquire and operate a diversified portfolio of income producing commercial real estate, with a focus on the data center and medical sectors, net leased to investment grade and other creditworthy tenants, as well as to make other real estate investments that relate to such property types. The Company operates through two reportable business segments—data centers and medical facilities. Substantially all of the Company’s business is conducted through Carter/Validus Operating Partnership, LP, a Delaware limited partnership, or the Operating Partnership. The Company is the sole general partner of the Operating Partnership. Carter/Validus Advisors, LLC, or the Advisor, the Company’s affiliated advisor, is the sole limited partner of the Operating Partnership. As of December 31, 2013, the Company owned 32 properties (including one property owned through a consolidated partnership) comprising 3.13 million rentable square feet of single-tenant and multi-tenant commercial space located in 24 metropolitan statistical areas, or MSAs. As of December 31, 2013, the rentable space at these properties was 100% leased. As of December 31, 2013, the Company had also invested in real estate-related notes receivables in the aggregate principal amount of $53,130,000. Except as the context otherwise requires, “we,” “our,” “us,” and the “Company” refer to Carter Validus Mission Critical REIT, Inc., the Operating Partnership, all majority-owned subsidiaries and controlled subsidiaries.

Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, or the Securities Act, the Company is offering for sale to the public on a “best efforts” basis a maximum of 150,000,000 shares of common stock at a price of $10.00 per share, and up to 25,000,000 additional shares of common stock pursuant to a distribution reinvestment plan, or DRIP, under which the Company’s stockholders may elect to have distributions reinvested in additional shares at the higher of $9.50 per share or 95% of the fair market value per share as determined by the Company’s board of directors, or the Offering, for a maximum offering of up to $1,738,000,000. The registration statement for the Offering was first declared effective by the Securities and Exchange Commission, or the SEC, on December 10, 2010. As of December 31, 2013, the Company had issued approximately 73,208,000 shares of its common stock (including shares of common stock issued pursuant to the DRIP) in the Offering, for gross proceeds of approximately $727,305,000, before selling commissions and dealer-manager fees of approximately $65,853,000 and other offering costs of approximately $13,834,000. As of December 31, 2013, the Company had approximately 101,792,000 shares of common stock remaining in the Offering.

On October 11, 2013, the Company filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to a proposed follow-on offering of up to $240,000,000 of shares of common stock to be offered pursuant to a primary offering, and up to $10,000,000 of shares of common stock to be offered pursuant to the DRIP. The Company has not issued any shares in connection with the proposed follow-on offering as it has not yet been declared effective by the SEC.

Note 2—Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding the consolidated financial statements. Such consolidated financial statements and the accompanying notes thereto are the representations of management. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the consolidated financial statements.

Principles of Consolidation and Basis of Presentation

The Company evaluates the need to consolidate investments in entities based on standards set forth in the Financial Accounting Standards Board, or the FASB, Accounting Standards Codification, or ASC, 810, Consolidation, or ASC 810. In determining whether the Company has a controlling interest in the entities and the requirement to consolidate the accounts of any such entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the partners/members as well as whether the investment entity is a variable interest entity, or VIE, for which the Company is the primary beneficiary.

A VIE is a legal entity in which the equity investors do not have the characteristics of a controlling financial interest but is subject to consolidation if the entity (i) has insufficient equity at risk to permit the entity to finance its activities, (ii) whose at risk equity owners, as a group, do not have the power to direct the activities that most significantly impact the entity’s economic performance, or (iii) whose at risk equity owners do not absorb the entity’s losses or receive its returns. The Company consolidates all VIEs for which it is the primary beneficiary. In determining whether the Company is the primary beneficiary of a VIE, it considers if it has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses of, or the right to receive benefits from, the entity that could potentially be significant to the VIE. The Company qualitatively assesses whether it is (or is not) the primary beneficiary of a VIE. Consideration of various factors included, but are not limited to, the Company’s ability to direct the activities that most significantly impact the entity’s economic performance, its form of ownership interest, its representation on the entity’s governing body, the size and seniority of its investment, its ability and the rights of other investors to participate in policy making decisions and to replace the manager of and/or liquidate the entity.

As of December 31, 2013, the Company consolidated the accounts of one VIE, the 180 Peachtree Data Center, as it has the power to direct the activities that most significantly impact the entity’s economic performance, see Note 3—“Real Estate Investments.”

In addition, the Company evaluates its loan investments to determine if the borrowing entity qualifies as a VIE. As of December 31, 2013, the Company determined that four of its loan investments were with entities that qualify as VIEs, of which the Company is not the primary beneficiary because it does not have the ability to direct the activities of the VIEs that most significantly impact the entities’ economic performance. See Note 6—“Investment in Real Estate-Related Notes Receivables.”

The accompanying consolidated financial statements include the accounts of the Company, the Operating Partnership, all majority-owned subsidiaries and controlled subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Real Estate-Related Notes Receivables

As of December 31, 2013, the Company had investments in five real estate-related notes receivables, which are loans held for investment and the Company intends to hold to maturity. Accordingly, notes receivables are recorded at stated principal amounts net of any discount or premium and deferred loan origination costs or fees. The related discounts or premiums are accreted or amortized over the life of the related note receivable. The Company defers certain loan origination and commitment fees and amortizes them as an adjustment of yield over the term of the related note receivable. The related accretion of discounts and/or amortization of premiums and origination costs are recorded in interest income on real estate-related notes receivables. Interest income earned on real estate-related notes receivables for the years ended December 31, 2013, 2012 and 2011 was $5,817,000, $692,000 and $0, respectively.

The Company evaluates the collectability of both interest and principal on each note receivable, primarily through the evaluation of credit quality indicators such as underlying collateral and payment history. There were no amounts past due on notes receivable as of December 31, 2013. A note receivable is considered to be impaired, when based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. If a note receivable is considered to be impaired, the amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the note receivable’s effective interest rate or to the value of the underlying collateral if the note receivable is collateral dependent. Interest income on performing notes receivable is accrued as earned. Interest income on an impaired note receivable is recognized on a cash basis. Evaluating a note receivable for potential impairment can require management to exercise significant judgments. No impairment losses or allowances were recorded related to investments in real estate-related notes receivables for the years ended December 31, 2013, 2012 and 2011.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

Restricted Cash Held in Escrow

Restricted cash held in escrow includes cash held by lenders in escrow accounts for tenant and capital improvements, repairs and maintenance and other lender reserves for certain properties, in accordance with the respective lender’s loan agreement. Contributions and receipts of escrowed funds have been classified as financing activities since such funds are controlled by lenders and serve as collateral for the notes payable. Restricted cash is reported in other assets in the accompanying consolidated balance sheets. See Note 5—“Other Assets.”

Deferred Financing Costs

Deferred financing costs are loan fees, legal fees and other third-party costs associated with obtaining financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs to the refinanced debt. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close. As of December 31, 2013 and 2012, the Company’s deferred financing costs were $6,800,000 and $3,438,000, respectively, net of amortization. Deferred financing costs are reported in other assets in the accompanying consolidated balance sheets.

Investment in and Valuation of Real Estate and Related Assets

Real estate costs related to the acquisition, development, construction and improvement of properties are capitalized. Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. The Company considers the period of future benefit of an asset in determining the appropriate useful life. Real estate assets, other than land, are deprecated or amortized on a straight-line basis over its useful life. The Company estimated the useful lives of its assets by class as follows:

Building and improvements	15 – 40 years
Tenant improvements	Shorter of lease term or expected useful life
Identified intangible assets	Remaining term of related lease
Furniture, fixtures, and equipment	3 – 10 years

Allocation of Purchase Price of Real Estate and Related Assets

Upon the acquisition of real properties, the Company allocates the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease including any bargain renewal periods, with respect to a below-market lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases, including any bargain renewal periods. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above-market and below-market in-place lease values relating to that lease would be recorded as an adjustment to rental income.

The fair values of in-place leases include an estimate of direct costs associated with obtaining a new tenant and opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct lease origination costs are included in real estate assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These lease intangibles are included in real estate assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

Acquisition fees and expenses in connection with the acquisition of properties determined to be business combinations are expensed as incurred, including investment transactions that are no longer under consideration, and are included in acquisition related expenses in the accompanying consolidated statements of comprehensive income (loss). Acquisition fees and expenses associated with transactions determined to be an asset purchase are capitalized. The Company expensed acquisition fees and expenses for the years ended December 31, 2013, 2012 and 2011 of approximately $5,615,000, $11,474,000 and $1,084,000, respectively. As of December 31, 2013 and 2012, the Company had approximately $7,489,000 and $0, respectively, of capitalized acquisition fees and expenses.

Impairment of Long Lived Assets

The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate and related intangible assets may not be recoverable. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may not be recoverable, the Company assesses the recoverability of the assets by estimating whether the Company will recover the carrying value of the asset through its undiscounted future cash flows and its eventual disposition. If based on this analysis the Company does not believe that it will be able to recover the carrying value of the asset, the Company will record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the asset. No impairment losses have been recorded to date.

When developing estimates of expected future cash flows, the Company makes certain assumptions regarding future market rental income amounts subsequent to the expiration of current lease arrangements, property operating expenses, terminal capitalization and discount rates, the expected number of months it takes to re-lease the property, required tenant improvements and the number of years the property will be held for investment. The use of alternative assumptions in the future cash flow analysis could result in a different determination of the property’s future cash flows and a different conclusion regarding the existence of an impairment, the extend of such loss, if any, as well as the carrying value of the real estate and related assets.

Real Estate Escrow Deposits

Real estate escrow deposits include funds held by escrow agents and others to be applied towards the purchase of real estate, which are included in other assets in the accompanying consolidated balance sheets.

Fair Value

ASC 820, Fair Value Measurements and Disclosures, or ASC 820, defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.

Fair value is defined by ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:

Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:

Cash and cash equivalents, restricted cash, rents and tenant receivables, property escrow deposits, prepaid expenses, mortgage loan deposits, accounts payable and accrued liabilities—The Company considers the carrying values of these financial instruments, assets and liabilities to approximate fair value because of the short period of time between origination of the instruments and their expected realization.

Notes payable—Fixed Rate—The fair value is estimated by discounting the expected cash flows on notes payable at current rates at which management believes similar loans would be made considering the terms and conditions of the loan and prevailing market interest rates.

Notes receivables—The fair value is estimated by discounting the expected cash flows on the notes at interest rates at which management believes similar loans would be made.

Derivative instruments—The Company’s derivative instruments consist of interest rate swaps. These swaps are carried at fair value to comply with the provisions of ASC 820. The fair value of these instruments is determined using interest rate market pricing models. The Company incorporated credit valuation adjustments to appropriately reflect the Company’s nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements.

Revenue Recognition, Tenant Receivables and Allowance for Uncollectible Accounts

The Company recognizes revenue in accordance with ASC Topic 605, Revenue Recognition, or ASC 605. ASC 605 requires that all four of the following basic criteria be met before revenue is realized or realizable and earned: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.

In accordance with ASC Topic 840, Leases, minimum rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between rental income recognized and amount contractually due under the lease agreements are credited or charged to deferred rent receivable or deferred rent liability, as applicable. Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred. Tenant reimbursements are recognized and presented in accordance with ASC Subtopic 605-45, Revenue Recognition—Principal Agent Consideration, or ASC 605-45. ASC 605-45 requires that these reimbursements be recorded on a gross basis. The Company is the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and has credit risk.

Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. An allowance will be maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. The Company also maintains an allowance for deferred rent receivables arising from the straight-lining of rents. The Company’s determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. As of December 31, 2013, the Company did not have an allowance for uncollectible tenant receivables.

Income Taxes

The Company is taxed as a REIT under Sections 856 through 860 of the Code. As a REIT, the Company is required to distribute at least 90% of its taxable income (excluding capital gains) to its stockholders. In addition, the Company generally is not subject to federal corporate income taxes to the extent it distributes its taxable income to its stockholders. Even as a REIT, the Company may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

Concentration of Credit Risk and Significant Leases

As of December 31, 2013, the Company had cash on deposit, including restricted cash, in ten financial institutions, seven of which had deposits in excess of current federally insured levels totaling $8.4 million; however, the Company had not experienced any losses in such accounts. The Company limits its cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on its cash deposits. To date, the Company had experienced no loss or lack of access to cash in its accounts. Concentration of credit risk with respect to accounts receivable from tenants is limited.

Based on leases in effect as of December 31, 2013, the Company owned real estate investments in 24 MSAs (including one property owned through a consolidated partnership), three of which each accounted for 10% or more of rental revenue. Properties located in the Dallas-Ft.Worth-Arlington, Texas area accounted for an aggregate of 24.3% of rental revenue for the year ended December 31, 2013, properties located in the Atlanta-Sandy Springs-Marietta, Georgia area accounted for an aggregate of 18.3% of rental revenue for the year ended December 31, 2013 and properties located in the Philadelphia-Camden-Wilmington, Pennsylvania area accounted for an aggregate of 11.4% of rental revenue for the year ended December 31, 2013. Based on leases in effect as of December 31, 2012, the Company owned properties in two MSAs that each accounted for 10% or more of rental revenue. Properties located in the Dallas-Ft.Worth-Arlington, Texas area accounted for an aggregate of 29.7% of rental revenue for the year ended December 31, 2012 and properties located in the Atlanta-Sandy Springs-Marietta, Georgia area accounted for an aggregate of 47.4% of rental revenue for the year ended December 31, 2012. Based on leases in effect as of December 31, 2011, the Company owned one property in the Dallas-Ft. Worth-Arlington, Texas area, which accounted for 100% of rental revenue for the year ended December 31, 2011.

Based on leases in effect as of December 31, 2013, the Company’s two reportable business segments, data centers and medical facilities, accounted for 57.9% and 42.1%, respectively, of rental revenue for the year ended December 31, 2013. Rental revenue is based on the total revenue recognized and reported in the Company’s consolidated statements of comprehensive income (loss). Based on leases in effect as of December 31, 2012, the Company’s two reportable business segments, data centers and medical facilities, accounted for 78.8% and 21.2%, respectively, of rental revenue for the year ended December 31, 2012. Based on leases in effect as of December 31, 2011, the Company owned one property that was classified as a data center, which accounted for 100% of rental revenue for the year ended December 31, 2011.

As of December 31, 2013, leases with two tenants each accounted for 10% or more of rental revenue, which in total accounted for 22.0% of rental revenue. The leases with Level 3 Communications, LLC accounted for 10.6% of rental revenue for the year ended December 31, 2013 and the lease with Vanguard Group, Inc. accounted for 11.4% of rental revenue for the year ended December 31, 2013. As of December 31, 2012, leases with two tenants each accounted for 10% or more of rental revenue, which in total accounted for 42.9% of rental revenue. The leases with Level 3 Communications, LLC accounted for 26.8% of rental revenue for the year ended December 31, 2012 and the lease with Catholic Health Initiatives accounted for 16.1% of rental revenue for the year ended December 31, 2012. As of December 31, 2011, the Company had one tenant, Catholic Health Initiatives, which accounted for 100% of the Company’s rental revenue for the year ended December 31, 2011.

In addition, the Company had one tenant, AT&T Services, Inc. (occupying three properties), that, based on all leases in-place as of December 31, 2013, and assuming no additional leases, would account for 28.7% of 2014 rental revenue (calculated based on 2014 rental revenue as a percentage of total 2014 contractual revenue). The Company believes that the loss of this tenant would have a material adverse effect on its business and results of operations.

Stock-Based Compensation

The Company accounts for stock-based compensation based upon the estimated fair value of the share awards. Accounting for stock-based compensation requires the fair value of the awards to be amortized as compensation expense over the period for which the services relate and requires any dividend equivalents earned to be treated as dividends for financial reporting purposes. See Note 10—“Stock-Based Compensation” for a further discussion of stock-based compensation awards.

Stockholders’ Equity

As of December 31, 2013, the Company was authorized to issue 350,000,000 shares of stock, of which 300,000,000 shares are designated as common stock at $0.01 par value per share and 50,000,000 shares are designated as preferred stock at $0.01 par value per share. As of December 31, 2013, the Company had approximately 73,238,000 shares of common stock issued and 73,138,000 shares of common stock outstanding, and no shares of preferred stock issued and outstanding. As of December 31, 2012, the Company had approximately 20,262,000 shares of common stock issued and 20,241,000 shares of common stock outstanding, and no shares of preferred stock issued and outstanding. The Company’s board of directors may authorize additional shares of capital stock and amend their terms without obtaining stockholder approval.

Share Repurchase Program

The Company has approved a share repurchase program that allows for repurchases of shares of the Company’s common stock when certain criteria are met. The share repurchase program provides that all redemptions during any calendar year, including those upon death or a qualifying disability of a stockholder, are limited to those that can be funded with proceeds raised from the DRIP.

Repurchases of shares of the Company’s common stock are at the sole discretion of the Company’s board of directors. In addition, the Company’s board of directors, at its sole discretion, may amend, suspend, reduce, terminate or otherwise change the share repurchase program upon 30 days’ prior notice to the Company’s stockholders for any reason it deems appropriate. During the year ended December 31, 2013, the Company received valid redemption requests relating to approximately 80,000 shares of common stock, all of which were redeemed in full for an aggregate purchase price of approximately $783,000 (an average of $9.79 per share). During the year ended December 31, 2012, the Company repurchased approximately 20,000 shares of common stock, for an aggregate amount of $196,000 (an average of $9.80 per share), under its share repurchase program.

Distributions Payable and Distribution Policy

In order to maintain its status as a REIT, the Company is required to make distributions each taxable year equal to at least 90% of its taxable income, excluding capital gains. To the extent funds are available, the Company intends to continue to pay regular distributions to stockholders. Distributions are paid to stockholders of record as of the applicable record dates. As of December 31, 2013, the Company paid aggregate distributions, since inception, of approximately $32,836,000 ($17,604,000 in cash and $15,232,000 of which were reinvested in shares of common stock pursuant to the DRIP), calculated at the current rate of 7.0%. The Company’s distributions declared per common share were $0.70, $0.70 and $0.63 for the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, the Company had distributions payable of approximately $4,150,000. The distributions were paid on January 2, 2014, $2,122,000 of which were paid in cash and $2,028,000 of which were reinvested in shares of common stock pursuant to the DRIP.

Earnings Per Share

Basic earnings (loss) per share attributable for all periods presented are computed by dividing net income (loss) attributable to the Company by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share are computed based on the weighted average number of shares outstanding and all potentially dilutive securities. Shares of non-vested restricted common stock give rise to potentially dilutive shares of common stock as dividends are paid on non-vested restricted shares. For the year ended December 31, 2013, diluted earnings per share reflect the effect of approximately 17,000 non-vested shares of restricted common stock that were outstanding as of such period. For the years ended December 31, 2012 and 2011, diluted earnings per share reflect the effect of 20,250 shares and 15,000 shares, respectively, of non-vested shares of restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were antidilutive during the period.

Interest

Interest is charged to expense as it accrues. No interest costs were capitalized during any of the years presented.

Reportable Segments

ASC 280, Segment Reporting, establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. As disclosed previously, as of December 31, 2013, the Company operated through two reportable business segments—data centers and medical facilities. With the continued expansion of the Company’s portfolio, segregation of the Company’s operations into two reporting segments is useful in assessing the performance of the Company’s business in the same way that management reviews performance and makes operating decisions. See Note 15—“Segment Reporting” for further discussion.

Derivative Instruments and Hedging Activities

To comply with ASC Topic 815, Derivatives and Hedging, or ASC 815, the Company records all derivative instruments as assets and liabilities in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in the consolidated statements of comprehensive income (loss) during the current period.

The Company is exposed to variability in expected future cash flows that are attributable to interest rate changes in the normal course of business. The Company’s primary strategy in entering into derivative contracts is to add stability to future cash flows by managing its exposure to interest rate movements. The Company utilizes derivative instruments, including interest rate swaps, to effectively convert some its variable rate debt to fixed rate debt. The Company does not enter into derivative instruments for speculative purposes.

In accordance with ASC 815, the Company designates interest rate swap contracts as cash flow hedges of floating-rate borrowings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) in the consolidated statements of comprehensive income (loss) and reclassified into earnings in the same line item associated with forecasted transaction and the same period during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument is recognized in the consolidated statements of comprehensive income (loss) during the current period.

In accordance with the fair value measurement guidance ASU 2011-04, Fair Value Measurement, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Recently Issued Accounting Pronouncements

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, or ASU 2013-02. The objective of ASU 2013-02 is to improve the reporting of reclassifications out of accumulated other comprehensive income (loss), which requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income (loss) on the respective line item in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The amendments do not change the current requirements for reporting net income or other comprehensive income (loss) in financial statements. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 became effective on January 1, 2013 and did not have a material effect on the Company’s consolidated financial statements.

In July 2013, the FASB issued ASU 2013-10, Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Bench Interest Rate for Hedge Accounting Purposes, or ASU 2013-10. The objective of ASU 2013-10 is to provide for the inclusion of the Federal Funds Effective Swap Rate as a U.S. benchmark interest rate for hedge accounting purposes, in addition to the currently considered benchmark interest rates: the interest rates on direct Treasury obligations of the U.S. government and the London Interbank Offered Rate (LIBOR) swap rate. In addition, ASU 2013-10 removes the restriction on using different benchmark rates for similar hedges. The adoption of ASU 2013-10 is effective prospectively for qualifying new or redesigned hedging relationships entered into on or after July 17, 2013. The adoption of ASU 2013-10 did not have a material effect on the Company’s consolidated financial statements.

Reclassifications

In order to conform to the 2013 presentation, certain of the 2012 and 2011 balances have been reclassified in the Company’s consolidated financial statements with no effect on the Company’s financial position or results of operations. Interest income on real estate-related notes receivables, was previously reported as a component of other income (expense), and is now disclosed separately in the revenue line item in the Company’s consolidated statements of comprehensive income (loss), and asset management fees, which were previously reported as a component of general and administrative expenses, are disclosed separately in the Company’s consolidated statements of comprehensive income (loss).

Note 3—Real Estate Investments

The Company’s real estate investments in consolidated properties consisted of the following as of December 31, 2013 and 2012 (amounts in thousands):

	December 31,
	2013	2012
Land	$92,052	$34,577
Buildings and improvements	791,574	357,559
Acquired intangible assets	121,438	60,019

	1,005,064	452,155
Less: accumulated depreciation and amortization	(27,640)	(8,732)

	$977,424	$443,423

Depreciation and amortization expense for the years ended December 31, 2013, 2012 and 2011 was $18,749,000, $8,080,000 and $517,000, respectively. In addition to the property acquisitions discussed below, for the years ended December 31, 2013, 2012 and 2011, the Company had capital expenditures of $449,000, $1,066,000 and $0, respectively, primarily related to the Company’s data center facilities.

The Company reimburses the Advisor, or its affiliates, for acquisition expenses related to selecting, evaluating, acquiring and investing in properties. The reimbursement of acquisition expenses, acquisition fees and real estate commissions and other fees paid to unaffiliated parties will not exceed, in the aggregate, 6.0% of the contract purchase price or total development costs of a certain acquisition, unless fees in excess of such limits are approved by a majority of the Company’s disinterested directors, including a majority of its independent directors. For the year ended December 31, 2013, acquisition fees and acquisition related costs totaled $13,104,000 and did not exceed 6.0% of the purchase price of the Company’s acquisitions during such period. The Company incurred $10,822,000 to its Advisor in acquisition fees in connection with these acquisitions.

2013 Real Estate Investments

During the year ended December 31, 2013, the Company completed 17 real estate acquisitions, of which 12 of the properties were determined to be business combinations in the amount of $187,602,000 and five of the properties were determined to be asset acquisitions in the amount of $360,985,000, for an aggregate purchase price of $548,587,000. In connection with the acquisition of three properties, the Company obtained financing of $47,625,000 and the remaining balance of the purchase price was paid with cash proceeds from the Offering and the KeyBank Credit Facility (as defined below).

On November 15, 2013, the Company acquired the remaining noncontrolling interests in the Philadelphia Data Center for a total cost of $18,750,000. As a result, the Philadelphia Data Center became a wholly-owned property of the Company.

Consolidated Partnership

180 Peachtree Data Center

Consolidated Variable Interest Entity

On January 3, 2012, an indirect partially owned subsidiary of the Operating Partnership purchased the 180 Peachtree Data Center through a consolidated partnership with three unaffiliated institutional investors. The Operating Partnership owns approximately 20.53% and the institutional investors own an aggregate of 79.47% of the consolidated partnership’s interests. Upon acquisition, the Company recorded the fair value of noncontrolling interest at $34,406,000.

The Company concluded that the entity that owns the 180 Peachtree Data Center is a VIE as the entity had insufficient equity to finance its activities without additional subordinated financial support. As the Company has the power to direct the activities that most significantly impact the entity, it is the primary beneficiary of and therefore has consolidated the entity, which owns the 180 Peachtree Data Center. Any significant amounts of assets and liabilities related to the consolidated VIE are identified parenthetically on the accompanying consolidated balance sheets. For the year ended December 31, 2013, total revenue and net income related to the 180 Peachtree Data Center were $16,136,000 and $2,945,000, respectively. For the year ended December 31, 2012, total revenue and net income related to the 180 Peachtree Data Center were $15,465,000 and $2,017,000, respectively. For the year ended December 31, 2013, cash flows related to the 180 Peachtree Data Center consisted of $4,440,000 in cash provided by operating activities, $350,000 in cash used in investing activities and $4,142,000 in cash used in financing activities. For the year ended December 31, 2012, cash flows related to the 180 Peachtree Data Center consisted of $3,752,000 in cash provided by operating activities, $52,307,000 in cash used in investing activities and $49,018,000 in cash provided by financing activities. The creditors of the consolidated VIE do not have recourse to the Company’s general credit.

Note 4—Acquired Intangible Assets, Net

Acquired intangible assets, net, which are included in real estate in the accompanying consolidated balance sheets, consisted of the following as of December 31, 2013 and 2012 (amounts in thousands):

	December 31,
	2013	2012
In-place leases, net of accumulated amortization of $7,954 and $2,708 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 14.6 years and 15.8 years as of December 31, 2013 and 2012, respectively)	$109,342	$54,238
Above-market leases, net of accumulated amortization of $294 and $135 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 8.6 years and 9.1 years as of December 31, 2013 and 2012, respectively)	846	1,006
Ground lease interest, net of accumulated amortization of $78 and $37 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 62.8 years and 43.1 years as of December 31, 2013 and 2012, respectively)	2,700	1,672
Lease commissions, net of accumulated amortization of $21 and $7 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 13.4 years and 14.4 years as of December 31, 2013 and 2012, respectively)	203	216

	$113,091	$57,132

Amortization expense for the in-place leases, lease commissions and ground leases for the years ended December 31, 2013, 2012 and 2011 was $5,301,000, $2,661,000 and $90,000, respectively. Amortization of the above-market leases for the years ended December 31, 2013, 2012 and 2011 was $159,000, $135,000 and $0, respectively.

Estimated amortization expense on the acquired intangible assets as of December 31, 2013 and for each of the next five years ending December 31 and thereafter, are as follows (amounts in thousands):

Year	Amount
2014	$9,348
2015	9,348
2016	9,028
2017	8,707
2018	8,656
Thereafter	68,004

$113,091

Note 5—Other Assets

Other assets consisted of the following as of December 31, 2013 and 2012 (amounts in thousands):

	December 31,
	2013	2012
Deferred financing costs, net of accumulated amortization of $1,750 and $432 as of December 31, 2013 and 2012, respectively	$6,800	$3,438
Investments in unconsolidated partnerships	116	135
Accounts receivable	384	528
Accounts receivable accrued	641	752
Straight-line rent receivable	7,902	2,504
Restricted cash held in escrow	6,388	3,604
Real estate escrow deposits	5	578
Derivative assets	644	—
Prepaid and other assets	2,769	747

	$25,649	$12,286

Amortization of deferred financing costs for the years ended December 31, 2013, 2012 and 2011 was $1,318,000, $490,000 and $15,000, respectively, which was recorded as interest expense in the accompanying consolidated statements of comprehensive income (loss).

Estimated amortization of deferred financing costs as of December 31, 2013 and for each of the next five years ending December 31 and thereafter, are as follows (amounts in thousands):

Year	Amount
2014	$2,031
2015	2,026
2016	1,662
2017	734
2018	216
Thereafter	131

$6,800

Note 6—Investment in Real Estate-Related Notes Receivables

As of December 31, 2013 and 2012, the aggregate balance on the Company’s investment in real estate-related notes receivables was $54,080,000 and $23,711,000, respectively. As of December 31, 2013, the Company had fixed rate notes receivables with interest rates ranging from 8.00% to 17.00% per annum and a weighted average interest rate of 12.67% per annum.

Real estate-related notes receivables consisted of the following as of December 31, 2013 and 2012 (amounts in thousands):

	Interest Rate	Maturity Date		Outstanding Balance as of December 31,
Real Estate-Related Notes Receivables				2013	2012
Walnut Hill Property Company Loan(1),(2),(6)	10.00%	02/28/18		$20,327	$8,305
Bay Area Preferred Equity Loan(1),(2),(6)	17.00%	11/30/18		23,247	14,892
MM Peachtree Holdings(1),(3)	12.00%	12/31/21		514	514
Medistar Loan(4),(6)	8.00%		(5)	9,500	—
Landmark Loan(1),(4),(6)	9.00%	12/17/15		492	—

				$54,080	$23,711

(1)	Unconsolidated VIE
(2)	Loans are collateralized by membership interests in the members of the parent company.
(3)	Unsecured loan
(4)	The loans are collateralized by a first deed of trust in real property.
(5)	The Medistar Loan, previously known as the Walnut Hill Bridge Loan, matures upon the earlier to occur of: (i) the sale or refinancing of the property under construction for which proceeds from the loan were used; (ii) May 7, 2014 and (iii) the sale of the Walnut Hill Physicians Hospital. See Note 22—“Subsequent Events” for modifications to the Medistar Loan.
(6)	As of December 31, 2013, an affiliate of the Company had entered into purchase agreements to purchase the respective property under construction when the construction is completed.

The Company evaluates the collectability of both interest and principal on each note receivable to determine whether it is collectible, primarily through the evaluation of the credit quality indicators, such as underlying collateral and payment history. The Company does not intend to sell its investments in real estate-related notes receivables and it is not likely that the Company will be required to sell its investments in real estate-related notes receivables before recovery of their amortized costs basis, which may be at maturity. No impairment losses were recorded related to investments in real estate-related notes receivables for the years ended December 31, 2013 and 2012. In addition, no allowances for uncollectability were recorded related to investments in real estate-related notes receivables as of December 31, 2013 and 2012. Interest income earned on real estate-related notes receivables for the years ended December 31, 2013, 2012 and 2011 was $5,817,000, $692,000 and $0, respectively.

Unconsolidated Variable Interest Entities

As of December 31, 2013 and 2012, the Company had an aggregate of $44,580,000 and $8,819,000, respectively, of receivables from unconsolidated VIEs, which consisted of real estate-related notes receivables. Outstanding balances of assets, liabilities and maximum exposure to loss related to the Company’s variable interest in unconsolidated VIEs consisted of the following as of December 31, 2013 and 2012 (amounts in thousands):

	December 31, 2013				December 31, 2012
Variable Interest in Unconsolidated VIEs	Assets		Liabilities	Maximum Exposure to Loss	Assets	Liabilities	Maximum Exposure to Loss
Walnut Hill Property Company Loan	$20,327	(1)	$—	$20,327	$8,305	$—	$8,305
Bay Area Preferred Equity Loan	23,247	(2)	—	23,247	—	—	—
MM Peachtree Holdings	514		—	514	514	—	514
Landmark Loan	492	(3)	—	492	—	—	—

	$44,580		$—	$44,580	$8,819	$—	$8,819

(1)	As of December 31, 2013, the Company’s variable interest in the Walnut Hill Property Company Loan consisted of the loan’s principal balance of $20,000,000 and origination costs of $327,000.
(2)	As of December 31, 2013, the Company’s variable interest in the Bay Area Preferred Equity Loan consisted of the loan’s principal balance of $22,500,000 and origination costs of $747,000.
(3)	As of December 31, 2013, the Company’s variable interest in the Landmark Loan consisted of the loan’s principal balance of $616,000 and commitment fees of $124,000.

The Company’s maximum risk of loss associated with these variable interest lending activities is limited to these amounts. The Company may be subject to additional losses to the extent of any receivables relating to future funding.

Note 7—Future Minimum Rent

The Company’s real estate assets are leased to tenants under operating leases with varying terms. The leases frequently have provisions to extend the lease agreement. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. As of December 31, 2013, the weighted average remaining lease term was 11.4 years.

The future minimum rental income from the Company’s investment in real estate assets under non-cancelable operating leases as of December 31, 2013 and for each of the next five years ending December 31 and thereafter, are as follows (amounts in thousands):

Year	Amount
2014	$73,289
2015	74,648
2016	75,015
2017	75,920
2018	77,352
Thereafter	591,754

$967,978

Note 8—Notes Payable

The Company had $201,177,000 and $156,847,000 outstanding in notes payable collateralized by real estate assets as of December 31, 2013 and 2012, respectively. As of December 31, 2013, the Company had eight fixed rate notes payable in the aggregate amount of $137,049,000 and three variable rate notes payable in the aggregate amount of $64,128,000 that were fixed through interest rate swap agreements, with interest rates ranging from 3.86% to 5.93%. As of December 31, 2013, the notes payable weighted average interest rate was 4.91% and mature on various dates from August 2016 through April 2022.

The principal payments due on the notes payable as of December 31, 2013 and for each of the next five years ending December 31 and thereafter, are as follows (amounts in thousands):

Year	Principal Payments	Balloon Payments	Amount
2014	$3,590	$—	$3,590
2015	3,880	—	3,880
2016	3,813	13,488	17,301
2017	3,189	74,336	77,525
2018	1,215	45,403	46,618
Thereafter	3,641	48,622	52,263

	$19,328	$181,849	$201,177

Note 9—Credit Facility

As of December 31, 2013, the aggregate maximum principal amount committed under the secured credit facility with KeyBank National Association, or the KeyBank Credit Facility, was $225,000,000, consisting of a $170,000,000 revolving line of credit, with a maturity date of August 9, 2016, subject to the Operating Partnership’s right to a 12-month extension, and $55,000,000 in term loans, with a maturity date of August 9, 2017, subject to the Operating Partnership’s right to a 12-month extension. The proceeds of loans made under the KeyBank Credit Facility may be used to finance the acquisition of real estate investments, capital expenditures with respect to real estate and for general corporate working capital purposes. The KeyBank Credit Facility can be increased to $350,000,000 under certain circumstances.

As of December 31, 2013, the annual interest rate payable under the KeyBank Credit Facility was, at the Operating Partnership’s option, either (a) the London Interbank Offered Rate, or LIBOR, plus an applicable margin ranging from 2.25% to 3.00%, which is determined based on the overall leverage of the Operating Partnership; or (b) a base rate, which means, for any day, a fluctuating rate per annum equal to the prime rate for such day, plus an applicable margin ranging from 1.00% to 1.75%, which is determined based on the overall leverage of the Operating Partnership. In addition, the Company is required to pay a fee on the unused portion of the lender’s commitments under the KeyBank Credit Facility of 0.30% per annum if the average daily amount outstanding balance under the KeyBank Credit Facility is less than 50% of the lenders’ commitments, and 0.20% per annum if the average daily amount outstanding under the KeyBank Credit Facility is greater than 50% of the lender’s commitments. The unused fee is payable quarterly in arrears.

In connection with the KeyBank Credit Facility, the Operating Partnership entered into interest swap agreements with KeyBank National Association to effectively fix LIBOR on the term loans at a weighted average rate of 0.91%, resulting in an interest rate under the term loans of the KeyBank Credit Facility ranging from 3.16% to 3.91% per annum. The revolving line of credit and the term loans can be prepaid prior to maturity without penalty; provided, however, that any portion of the term loans that is prepaid may not be reborrowed, and the Operating Partnership may be subject to a breakage fee under the swap agreements, if applicable.

The KeyBank Credit Facility agreement contains various affirmative and negative covenants that are customary for credit facilities and transactions of this type, including limitations on the incurrence of debt and limitations on distributions by the properties that serve as collateral for the KeyBank Credit Facility in the event of a default. The KeyBank Credit Facility agreement also imposes the following financial covenants: (i) minimum liquidity thresholds; (ii) a minimum ratio of operating cash flow to fixed charges; (iii) a maximum ratio of liabilities to asset value; (iv) a maximum daily distribution covenant; (v) a minimum quarterly equity raise; (vi) a minimum number of properties in the collateral pool; (vii) a minimum debt yield; and (viii) a minimum tangible net worth. In addition, the KeyBank Credit Facility agreement includes events of default that are customary for credit facilities and transactions of this type. The Company believes it was in compliance with all financial covenant requirements at December 31, 2013.

The actual amount of credit available under the KeyBank Credit Facility is a function of certain loan-to-cost, loan-to-value, debt yield and debt service coverage ratios. The credit available to the Operating Partnership under the KeyBank Credit Facility will be a maximum principal amount of the value of the assets that are included in the collateral pool. As of December 31, 2013, the Company had drawn down $152,000,000 under the KeyBank Credit Facility and had an aggregate borrowing base availability of $31,369,000.

Note 10—Stock-Based Compensation

On March 18, 2011, the Company adopted the Carter Validus Mission Critical REIT, Inc. 2010 Restricted Share Plan, or the 2010 Plan, pursuant to which the Company has the authority to grant restricted and deferred stock awards to persons eligible under the 2010 Plan. The Company authorized and reserved 300,000 shares of its common stock for issuance under the 2010 Plan, subject to certain adjustments. Subject to certain limited exceptions, restricted stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of and is subject to forfeiture within the vesting period. Restricted stock awards generally vest ratably over four years. The Company uses the straight-line method to recognize expenses for service awards with graded vesting. Restricted stock awards are entitled to receive dividends during the vesting period. In addition to the ratable amortization of fair value over the vesting period, dividends paid on unvested shares of restricted stock which are not expected to vest are charged to compensation expense in the period paid.

On July 2, 2013, the Company awarded an aggregate of 9,000 shares of restricted stock to its independent board members in connection with their re-election to the board of directors of the Company. The fair value of each share of restricted common stock that has been granted under the 2010 Plan is estimated at the date of grant at $10.00 per share, the per share price of shares sold in the Offering. The restricted stock awards vest over a period of four years. The awards are amortized using the straight-line method over four years.

As of December 31, 2013 and 2012, there was $182,000 and $163,000, respectively, of total unrecognized compensation expense related to nonvested shares of our restricted common stock. This expense is expected to be recognized over a remaining weighted average period of 2.20 years. This expected expense does not include the impact of any future stock-based compensation awards.

As of December 31, 2013 and 2012, the fair value of the nonvested shares of restricted common stock was $232,500 and $202,500, respectively. A summary of the status of the nonvested shares of restricted common stock as of December 31, 2012 and the changes for the year ended December 31, 2013 is presented below:

Restricted Stock	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2012	20,250	$10.00
Vested	(6,000)	$10.00
Granted	9,000	$10.00

Nonvested at December 31, 2013	23,250	$10.00

Stock-based compensation expense for the years ended December 31, 2013, 2012 and 2011 was $71,000, $51,000 and $26,000, respectively, which is reported in general and administrative costs in the accompanying consolidated statements of comprehensive income (loss).

Note 11—Intangible Lease Liabilities, Net

Intangible lease liabilities, net consisted of the following as of December 31, 2013 and 2012 (amounts in thousands):

	December 31,
	2013	2012
Below-market leases, net of accumulated amortization of $6,501 and $2,583 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 18.5 years and 18.2 years as of December 31, 2013 and 2012, respectively)	$53,962	$54,022

Amortization of below-market leases for the years ended December 31, 2013, 2012 and 2011 was $3,918,000, $2,542,000 and $40,000, respectively. Amortization of below-market leases is recorded to rental income in the accompanying consolidated statements of comprehensive income (loss).

Estimated amortization of below-market leases as of December 31, 2013 and for each of the next five years ending December 31 and thereafter, are as follows (amounts in thousands):

Year	Amount
2014	$4,004
2015	4,004
2016	3,820
2017	3,581
2018	3,581
Thereafter	34,972

$53,962

Note 12—Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. As of December 31, 2013, there were, and currently there are, no material pending legal proceedings to which the Company is a party.

Note 13—Related-Party Transactions and Arrangements

Certain affiliates of the Company receive fees and compensation in connection with the Offering and the acquisition, management and sale of the assets of the Company. The affiliated Dealer-Manager of the Company receives a selling commission of up to 7.0% of gross offering proceeds. In addition, the Dealer-Manager receives up to 2.75% of gross offering proceeds as a dealer-manager fee. The Dealer-Manager, in its sole discretion, may reallow all or a portion of its dealer-manager fee to such participating broker-dealers as a marketing and due diligence expense reimbursement. The Company paid the Dealer-Manager approximately $47,499,000, $15,538,000 and $2,816,000 for the years ended December 31, 2013, 2012 and 2011, respectively, for selling commissions and dealer-manager fees.

Organization and offering expenses may be paid by the Advisor, or its affiliates, on behalf of the Company. The Advisor is reimbursed for actual expenses incurred up to 15.0% of the gross offering proceeds (including selling commissions and the dealer-manager fee from the sale of shares of the Company’s common stock in the Offering, other than shares of common stock sold pursuant to the DRIP). For the years ended December 31, 2013, 2012 and 2011, the Company reimbursed $9,654,000, $2,999,000 and $419,000, respectively, in offering expenses to the Advisor, or its affiliates. Other organization expenses are expensed as incurred and offering costs are reported in the accompanying consolidated statements of stockholders’ equity.

The Company pays the Advisor, or its affiliates, an acquisition and advisory fee in the amount of 2.0% of the contract purchase price of each asset or loan the Company acquires or originates. In addition, the Company reimburses the Advisor for all acquisition expenses it incurs on the Company’s behalf, but only to the extent the total amount of all acquisition fees and acquisition expenses is limited to 6.0% of the contract purchase price. For the years ended December 31, 2013, 2012 and 2011, the Company incurred $10,822,000, $5,835,000 and $323,000, respectively, in acquisition fees to the Advisor, or its affiliates. During the years ended December 31, 2013, 2012 and 2011, the Company paid $1,016,000, $0 and $0, respectively, in advisory fees to the Advisor, or its affiliates, related to investments in notes receivables.

The Company pays the Advisor an annual asset management fee of 1.0% of the aggregate asset value plus costs and expenses incurred by the Advisor in providing asset management services. The fee is payable monthly in an amount equal to 0.08333% of the aggregate asset value as of the last day of the immediately preceding month. In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor agreed to waive certain fees, including asset management fees incurred for the period. For the years ended December 31, 2013 and 2012, the Advisor recognized $2,343,000 and $133,000, respectively, in asset management fees, and waived irrevocably, without recourse, $2,339,000 and $1,112,000, respectively, of such fees. For the year ended December 31, 2011, the Company incurred $146,000 in asset management fees, all of which were deferred by the Advisor because the Company’s modified funds from operations did not exceed its distributions. Because the Advisor waived certain fees, cash flow from operations that would have been paid to the Advisor was available to pay distributions to stockholders. The Advisor may discontinue waiving asset management fees in the future at its discretion.

The Company reimburses the Advisor for all expenses it paid or incurred in connection with the services provided to the Company, subject to certain limitations. The Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives an acquisition and advisory fee or a disposition fee. For the years ended December 31, 2013, 2012 and 2011, the Advisor incurred $1,005,000, $662,000 and $203,000, respectively, in indirect operating expenses on the Company’s behalf. For years ended December 31, 2013, 2012 and 2011, the Advisor waived $0, $382,000 and $203,000, respectively, of its indirect operating expenses it incurred on behalf of the Company, without recourse. The indirect operating expenses waived by the Advisor consisted of administrative service expense, including payroll-related expenses.

The Company has no direct employees. The employees of the Advisor and other affiliates provide services to the Company related to acquisition, property management, asset management, accounting, investor relations, and all other administrative services. If the Advisor, or its affiliates, provides a substantial amount of services, as determined by a majority of the Company’s independent directors, in connection with the sale of one or more properties, the Company will pay the Advisor up to one-half of the brokerage commission paid, but in no event to exceed an amount equal to 2.0% of the contract sales price of each property sold. In no event will the combined real estate commission paid to the Advisor, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price. In addition, after investors have received a return on their net capital contributions and an 8.0% cumulative non-compounded annual return, then the Advisor is entitled to receive 15.0% of the remaining net sale proceeds. As of December 31, 2013, the Company did not incur a disposition fee or a subordinated sale fee to the Advisor or its affiliates.

Upon listing of the Company’s common stock on a national securities exchange, a listing fee equal to 15.0% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing exceeds the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 8.0% cumulative, non-compounded annual return to investors will be paid to the Advisor. As of December 31, 2013, the Company did not incur a listing fee.

The Company pays Carter Validus Real Estate Management Services, LLC, or the Property Manager, leasing and management fees for the Company’s properties. Such fees equal 3.0% of gross revenues from single-tenant properties and 4.0% of gross revenues from multi-tenant properties. The Company will reimburse the Property Manager and its affiliates for property-level expenses that any of them pay or incur on the Company’s behalf, including salaries, bonuses and benefits of persons employed by the Property Manager and its affiliates, except for the salaries, bonuses and benefits of persons who also serve as one of the Company’s executive officers. The Property Manager and its affiliates may subcontract the performance of their duties to third parties and pay all or a portion of the property management fee to the third parties with whom they contract for these services. If the Company contracts directly with third parties for such services at customary market fees, the Company will pay the Property Manager an oversight fee equal to 1.0% of the gross revenues of the property managed. In no event will the Company pay the Property Manager, the Advisor or any affiliate both a property management fee and an oversight fee with respect to any particular property. The Company may pay the Property Manager a separate fee for the one-time initial rent-up or leasing-up of newly constructed properties in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. For the years ended December 31, 2013, 2012 and 2011, the Company incurred $1,470,000, $561,000 and 34,000, respectively, in property management fees to the Property Manager.

Accounts Payable Due to Affiliates

The following amounts were outstanding due to affiliates as of December 31, 2013 and 2012 (amounts in thousands):

Entity	Fee	December 31,
		2013	2012
Carter/Validus Advisors, LLC and its affiliates	Acquisition costs	$1	$3
Carter/Validus Advisors, LLC and its affiliates	Asset management fees	102	278
Carter Validus Real Estate Management Services, LLC	Property management fees	105	63
Carter/Validus Advisors, LLC and its affiliates	General and administrative costs	235	121
Carter/Validus Advisors, LLC and its affiliates	Offering costs	253	5,209

		$696	$5,674

Note 14—Business Combinations

During the year ended December 31, 2013, the Company completed 12 acquisitions (nine medical facilities and three data centers) that were determined to be business combinations, comprised of 12 buildings with an aggregate 696,000 square feet of gross leasable area. The aggregate purchase price of the acquisitions determined to be business combinations was $187,602,000, plus closing costs.

Results of operations for the acquisitions determined to be business combinations are reflected in the accompanying consolidated statements of comprehensive income (loss) for the year ended December 31, 2013 for the period subsequent to the acquisition date of each property. For the period from the acquisition date through December 31, 2013, the Company recognized $9,830,000 of revenues and net loss of $795,000 for business combinations in 2013. In addition, during the year ended December 31, 2013, the Company incurred aggregate non-recurring charges related to acquisition fees and costs of $5,138,000 related to acquisitions determined to be business combinations, which are included in the accompanying consolidated statements of comprehensive income (loss).

The following table summarizes management’s allocation of the fair value of the 12 acquisitions determined to be business combinations for the year ended December 31, 2013 (amounts in thousands):

Total
Land	$15,910
Buildings and improvements	151,648
In-place leases	19,963
Tenant improvements	2,869
Ground leasehold asset	1,105

Total assets acquired	191,495

Below-market leases	(3,893)

Total liabilities acquired	(3,893)

Net assets acquired	$187,602

Assuming the business combinations described above had occurred on January 1, 2012, pro forma revenues, net income and net income attributable to the Company would have been as follows for the 12 month periods below (amounts in thousands, unaudited):

	For the Year Ended December 31,
	2013	2012
Pro forma basis (unaudited):
Revenues	$72,016	$67,055
Net income	$28,287	$24,718
Net income attributable to the Company	$25,947	$22,225

The pro forma results are not necessarily indicative of the operating results that would have been obtained had the business combinations occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

Note 15—Segment Reporting

The Company aggregates data centers and medical facilities into two operating segments for reporting purposes. The Company’s investments in data centers and medical facilities are based on certain underwriting assumptions and operating criteria, which are different for data centers and medical facilities. Management reviews the performance and makes operating decisions based on these two reportable segments. There were no intersegment sales or transfers as of December 31, 2013.

The Company evaluates performance based on net operating income of the combined properties in each segment. Net operating income, a non-GAAP financial measure, is defined as total revenues, less rental expenses, which excludes depreciation and amortization, general and administrative expenses, acquisition related expenses, asset management fee, interest expense and interest income. The Company believes that segment profit serves as a useful supplement to net income (loss) because it allows investors and management to measure unlevered property-level operating results and to compare operating results to the operating results of other real estate companies and between periods on a consistent basis. Segment profit should not be considered as an alternative to net income (loss) determined in accordance with GAAP as an indicator of financial performance, and accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results, segment profit should be examined in conjunction with net income (loss) as presented in the accompanying consolidated financial statements and data included elsewhere in this prospectus supplement.

Interest expense, other income, depreciation and amortization and other expenses are not allocated to individual segments for purposes of assessing segment performance.

Non-segment assets primarily consist of corporate assets including cash and cash equivalents, real estate and escrow deposits, deferred financing costs, real estate-related notes receivables and other assets not attributable to individual properties.

Summary information for the reportable segments during the years ended December 31, 2013, 2012 and 2011, are as follows (amounts in thousands):

	Data Centers	Medical Facilities	For the Year Ended December 31, 2013
Revenue:
Rental, parking and tenant reimbursement revenue	$40,655	$21,827	$62,482
Expenses:
Rental and parking expenses	10,458	1,457	11,915

Segment net operating income	$30,197	$20,370	$50,567

Revenue:
Real estate-related notes receivables interest income			5,817
Expenses:
General and administrative expenses			2,458
Acquisition related expenses			5,615
Asset management fees			2,343
Depreciation and amortization			18,749

Income from operations			27,219
Other income (expense):
Interest and other income (expense)			53
Interest expense			(12,593)

Consolidated net income			$14,679

	Data Centers	Medical Facilities	For the Year Ended December 31, 2012
Revenue:
Rental, parking and tenant reimbursement revenue	$23,471	$4,283	$27,754
Expenses:
Rental and parking expenses	6,792	274	7,066

Segment net operating income	$16,679	$4,009	$20,688

Revenue:
Real estate-related notes receivables interest income			692
Expenses:
General and administrative expenses			1,039
Acquisition related expenses			11,474
Asset management fees			133
Depreciation and amortization			8,080

Income from operations			654
Other income (expense):
Interest and other income (expense)			(34)
Interest expense			(6,260)

Consolidated net loss			$(5,640)

	Data Centers	Medical Facilities	For the Year Ended December 31, 2011
Revenue:
Rental, parking and tenant reimbursement revenue	$1,345	$—	$1,345
Expenses:
Rental and parking expenses	96	—	96

Segment net operating income	$1,249	$—	$1,249

Revenue:
Real estate-related notes receivables interest income			—
Expenses:
General and administrative expenses			529
Acquisition related expenses			1,084
Asset management fees			146
Depreciation and amortization			517

Loss from operations			(1,027)
Other income (expense):
Interest and other income (expense)			1
Interest expense			(413)

Consolidated net loss			$(1,439)

Assets by reportable segments as of December 31, 2013 and 2012 are as follows (amounts in thousands):

	December 31,
	2013	2012
Assets by segment:
Data centers	$639,009	$295,021
Medical facilities	358,584	158,743
All other	67,071	30,033

Total assets	$1,064,664	$483,797

Capital additions by reportable segments for the years ended December 31, 2013 and 2012 are as follows (amounts in thousands):

	For the Year Ended December 31,
	2013	2012
Capital additions by segment:
Data centers	$348,336	$219,266
Medical facilities	200,700	147,344
All other	—	—

Total capital additions	$549,036	$366,610

Note 16—Fair Value

Notes payable—Fixed Rate—The estimated fair value of notes payable—fixed rate measured using quoted prices and observable inputs from similar liabilities (Level 2) was approximately $139,142,000 and $121,724,000 as of December 31, 2013 and December 31, 2012, respectively. The carrying value of the notes payable—fixed rate was $137,049,000 and $119,269,000 as of December 31, 2013 and December 31, 2012, respectively.

Notes payable—Variable and KeyBank Credit Facility—The carrying value of the notes payable—variable was $64,128,000 and $37,578,000 as of December 31, 2013 and December 31, 2012, respectively, which approximates its fair value. The carrying value of the KeyBank Credit Facility was $152,000,000 and $55,500,000 as of December 31, 2013 and December 31, 2012, respectively.

Real estate-related notes receivables—The estimated fair value of the real estate-related notes receivables was $58,176,000 million and $27,664,000 million as of December 31, 2013 and 2012, respectively, as compared to the carrying value of $54,080,000 million and $23,711,000 million as of December 31, 2013 and 2012, respectively. The fair value of the Company’s real estate-related notes receivable is estimated using quoted prices and observable inputs from similar instruments (Level 2).

Derivative instruments—Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize, or be liable for, on disposition of the financial instruments. The Company has determined that the majority of the inputs used to value its interest rate swaps fall within Level 2 of the fair value hierarchy. The credit valuation adjustment associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by the Company and the respective counterparty. However, as of December 31, 2013, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions, and has determined that the credit valuation adjustments are not significant to the overall valuation of its interest rate swaps. As a result, the Company determined that its interest rate swaps valuation in its entirety is classified in Level 2 of the fair value hierarchy.

In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2013 and December 31, 2012 (amounts in thousands):

	December 31, 2013
	Fair Value Hierarchy
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Assets:
Derivative assets	$—	$644	$—	$644
Liabilities:
Derivative liabilities	$—	$(44)	$—	$(44)

	December 31, 2012
	Fair Value Hierarchy
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Assets:
Derivative assets	$—	$—	$—	$—
Liabilities:
Derivative liabilities	$—	$(963)	$—	$(963)

Note 17—Derivative Instruments and Hedging Activities

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable rate amounts from a counterparty in exchange for the Company making fixed rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated, and that qualify, as cash flow hedges is recorded in accumulated other comprehensive income (loss) in the accompanying consolidated statements of stockholders’ equity and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the year ended December 31, 2013, such derivatives were used to hedge the variable cash flows associated with variable rate debt. The ineffective portion of changes in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2013 and 2012, no gains or losses were recognized due to ineffectiveness of hedges of interest rate risk.

Amounts reported in accumulated other comprehensive income (loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that an additional $1,092,000 will be reclassified from accumulated other comprehensive income as an increase to interest expense.

The following table summarizes the notional amount and fair value of the Company’s derivative instruments (amounts in thousands):

				December 31,
				2013			2012
Derivatives Designated as Hedging Instruments	Balance Sheet Location	Effective Dates	Maturity Dates	Outstanding Notional Amount	Fair Value of		Outstanding Notional Amount	Fair Value of
					Asset	(Liability)		Asset	(Liability)
Interest rate swap	Other assets/Accounts payable and other liabilities	10/12/2012 to 12/10/2013	10/11/2017 to 12/10/2018	$119,128	$644	$(44)	$75,100	$—	$(963)

Additional disclosures related to the fair value of the Company’s derivative instruments are included in Note 2—“Summary of Significant Accounting Policies” to these consolidated financial statements. The notional amount under the agreements is an indication of the extent of the Company’s involvement in each instrument at the time, but does not represent exposure to credit, interest rate or market risks.

Accounting for changes in the fair value of a derivative instrument depends on the intended use and designation of the derivative instrument. The Company designated the interest rate swaps as cash flow hedges to hedge the variability of the anticipated cash flows on its variable rate notes payable. The change in fair value of the effective portion of the derivative instrument that is designated as a hedge is recorded in other comprehensive income (loss), or OCI, in the accompanying consolidated statements of comprehensive income (loss).

The table below summarizes the amount of income or losses recognized on interest rate derivatives designated as cash flow hedges for the years ended December 31, 2013 and 2012 (amounts in thousands):

	For the Year Ended December 31,
Derivatives in Cash Flow Hedging Relationships (Interest Rate Swaps)	2013	2012
Amount of gain (loss) recognized in OCI on derivatives (effective portion)	$825	$(1,011)
Amounts reclassified from accumulated other comprehensive income (loss) (effective portion)	$738	$48

Credit Risk-Related Contingent Features

The Company has agreements with each of its derivative counterparties that contain cross-default provisions, whereby if the Company defaults on certain of its unsecured indebtedness, then the Company could also be declared in default on its derivative obligations, resulting in an acceleration of payment thereunder.

In addition, the Company is exposed to credit risk in the event of non-performance by its derivative counterparties. The Company believes it mitigates its credit risk by entering into agreements with credit-worthy counterparties. The Company records credit risk valuation adjustments on its interest rate swaps based on the respective credit quality of the Company and the counterparty. As of December 31, 2013, the fair value of derivatives in a net liability position, including accrued interest but excluding any adjustment for nonperformance risk related to these agreements, was $66,000. As of December 31, 2013, there were no termination events or events of default related to the interest rate swaps.

Tabular Disclosure Offsetting Derivatives

The Company has elected not to offset derivative positions in its consolidated financial statements. The following table presents the effect on the Company’s financial position had the Company made the election to offset its derivative positions as of December 31, 2013 and December 31, 2012 (amounts in thousands):

Offsetting of Derivative Assets
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets presented in the Balance Sheet	Gross Amounts Not Offset in the Balance Sheet		Net Amount
				Financial Instruments Collateral	Cash Collateral
December 31, 2013	$644	$—	$644	$—	$—	$644

December 31, 2012	$—	$—	$—	$—	$—	$—

Offsetting of Derivative Liabilities
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Liabilities presented in the Balance Sheet	Gross Amounts Not Offset in the Balance Sheet		Net Amount
				Financial Instruments Collateral	Cash Collateral
December 31, 2013	$44	$—	$44	$—	$—	$44

December 31, 2012	$963	$—	$963	$—	$—	$963

The Company reports derivatives in the accompanying consolidated balance sheets as other assets and accounts payable and other liabilities.

Note 18—Accumulated Other Comprehensive Income (Loss)

The following table presents a roll forward of amounts recognized in accumulated other comprehensive income (loss) by component for the year ended December 31, 2013 (amounts in thousands):

	Unrealized Income (Loss) on Derivative Instruments	Accumulated Other Comprehensive Income (Loss)
Balance as of December 31, 2012	$(963)	$(963)
Other comprehensive income before reclassification	825	825
Amounts reclassified from accumulated other comprehensive income to net income (effective portion)	738	738

Other comprehensive income	1,563	1,563

Balance as of December 31, 2013	$600	$600

The following table presents reclassifications out of accumulated other comprehensive loss for the year ended December 31, 2013 (amounts in thousands):

Details about Accumulated Other Comprehensive Income (Loss) Components	Amounts Reclassified from Accumulated Other Comprehensive Income (Loss) to Net Income	Affected Line Items in the Consolidated Statements of Comprehensive Income (Loss)
Interest rate swap contracts	$738	Interest expense

	$738

Note 19—Income Taxes

For federal income tax purposes, distributions to stockholders are characterized as ordinary dividends, capital gain distributions, or nontaxable distributions. Nontaxable distributions will reduce U.S. stockholders’ basis in their shares. The following table shows the character of distributions the Company paid on a percentage basis during the years ended December 31, 2013, 2012 and 2011:

	For the Year Ended December 31,
Character of Distributions:	2013	2012	2011
Ordinary dividends	61.48%	19.78%	—
Nontaxable distributions	38.52%	80.22%	100.00%

Total	100.00%	100.00%	100.00%

The Company has concluded that there was no impact related to uncertain tax provisions from the results of the operations of the Company for the years ended December 31, 2013, 2012 and 2011. The Company’s policy is to recognize accrued interest related to unrecognized tax benefits as a component of interest expense and penalties related to unrecognized tax benefits as a component of general and administrative expenses. From inception through December 31, 2013, the Company has not recognized any interest expense or penalties related to unrecognized tax benefits. The United States of America is the major tax jurisdiction for the Company, and the earliest tax year subject to examination is 2010.

Note 20—Economic Dependency

The Company is dependent on the Advisor and its affiliates for certain services that are essential to the Company, including the sale of the Company’s shares of common and preferred stock available for issue; the identification, evaluation, negotiation, purchase and disposition of real estate investments and other investments; the management of the daily operations of the Company’s real estate portfolio; and other general and administrative responsibilities. In the event that the Advisor or its affiliates are unable to provide the respective services, the Company will be required to obtain such services from other sources.

Note 21—Selected Quarterly Financial Data (Unaudited)

Presented in the following table is a summary of the unaudited quarterly financial information for the years ended December 31, 2013 and 2012. The Company believes that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with GAAP, the selected quarterly information (amounts in thousands, except shares and per share data):

	2013
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Revenue	$21,630	$17,846	$15,578	$13,245
Expenses	(11,587)	(10,280)	(9,938)	(9,275)

Income from operations	10,043	7,566	5,640	3,970
Other expense	(3,515)	(3,119)	(3,118)	(2,788)

Consolidated net income	6,528	4,447	2,522	1,182

Less: Net income attributable to noncontrolling interests in consolidated partnership	(584)	(597)	(521)	(319)

Net income attributable to the Company	$5,944	$3,850	$2,001	$863

Net income per common share attributable to common stockholders:
Basic	$0.09	$0.08	$0.06	$0.04

Diluted	$0.09	$0.08	$0.06	$0.04

Weighted average number of common shares outstanding:
Basic	63,815,605	46,757,918	33,830,429	23,938,747

Diluted	63,830,305	46,774,585	33,844,471	23,954,477

	2012
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Revenue	$10,944	$7,428	$5,498	$4,576
Expenses	(11,423)	(7,450)	(4,189)	(4,730)

(Loss) income from operations	(479)	(22)	1,309	(154)
Other expense	(2,416)	(1,509)	(1,203)	(1,166)

Consolidated net (loss) income	(2,895)	(1,531)	106	(1,320)

Less: Net income attributable to noncontrolling interests in consolidated partnerships	(759)	(685)	(768)	152

Net loss attributable to the Company	$(3,654)	$(2,216)	$(662)	$(1,168)

Net loss per common share attributable to common stockholders:
Basic	$(0.22)	$(0.20)	$(0.09)	$(0.29)

Diluted	$(0.22)	$(0.20)	$(0.09)	$(0.29)

Weighted average number of common shares outstanding:
Basic	16,989,505	11,341,730	7,233,405	4,076,195

Diluted	16,989,505	11,341,730	7,233,405	4,076,195

Note 22—Subsequent Events

Distributions Paid

On January 2, 2014, the Company paid aggregate distributions of $4,150,000 ($2,122,000 in cash and $2,028,000 in shares of the Company’s common stock pursuant to the DRIP), which related to distributions declared for each day in the period from December 1, 2013 through December 31, 2013. On February 3, 2014, the Company paid aggregate distributions of $4,512,000 ($2,291,000 in cash and $2,221,000 in shares of the Company’s common stock pursuant to the DRIP), which related to distributions declared for each day in the period from January 1, 2014 through January 31, 2014. On March 3, 2014, the Company paid aggregate distributions of $4,580,000 ($2,302,000 in cash and $2,278,000 in shares of the Company’s common stock pursuant to the DRIP), which related to distributions declared for each day in the period from February 1, 2014 through February 28, 2014.

Distributions Declared

On each of January 7, 2014 and March 3, 2014, the board of directors of the Company approved and declared a distribution to the Company’s stockholders of record as of the close of business on each day of the period commencing on March 1, 2014 and ending on May 31, 2014. The distributions will be calculated based on 365 days in the calendar year and equal to $0.001917808 per share of common stock, which will be equal to an annualized distribution rate of 7.0%, assuming a purchase price of $10.00 per share. The distributions declared for each record date in March 2014, April 2014 and May 2014 will be paid in April 2014, May 2014 and June 2014, respectively. The distributions will be payable to stockholders from legally available funds therefor.

Loan Agreement for Lubbock Heart Hospital

On January 27, 2014, in connection with the acquisition of the Lubbock Heart Hospital, the Company, through a wholly-owned subsidiary, entered into a loan agreement with Texas Capital Bank, National Association to obtain a loan in the principal amount of $20,466,000. The loan agreement provides for (i) a 30 day LIBOR plus 335 basis points; (ii) a maturity date of January 26, 2019, subject to the Company’s right to two 12-month extensions; and (iii) prepayment in whole at any time during the term of the loan.

Walnut Hill Medical Center

On February 25, 2014, the Company, through a wholly-owned subsidiary of the Operating Partnership, completed the acquisition of a hospital, or the Walnut Hill Medical Center, located in Dallas, Texas, for a purchase price of $98,486,000, plus closing costs. The Walnut Hill Medical Center is leased to a single tenant. With respect to this acquisition, the Company has not completed its initial fair value-based purchase price allocation; it is therefore, impractical to provide pro forma information. In connection with the Company’s acquisition of the Walnut Hill Medical Center, the borrowers repaid, in full, the outstanding balance of the Walnut Hill Property Company Loan.

Loan Agreement for Walnut Hill Medical Center

On February 25, 2014, in connection with the acquisition of the Walnut Hill Medical Center, the Company, through a wholly-owned subsidiary, entered into a loan agreement with Capital One, National Association and Premier Bank Texas, or the Walnut Hill Loan Agreement, to obtain an aggregate principal amount of $34,000,000. The loan agreement provides for a 30 day LIBOR plus 400 basis points with a maturity date of February 25, 2019. Coincident with the entry into the Walnut Hill Loan Agreement, the Company entered into an interest rate swap agreement with Capital One, National Association to effectively fix the variable interest rate on the loan at 6.195% per annum. The term of the swap agreement is co-terminus with the loan.

Loan Agreement for AT&T California Data Center

On February 26, 2014, in connection with the acquisition of the AT&T California Data Center, the Company, through a wholly-owned subsidiary, entered into a loan agreement with Bank of America, National Association, Cadence Bank, National Association and SunTrust Bank to obtain an aggregate principal amount of

$74,000,000. The loan agreement provides for a 30 day LIBOR plus 225 basis points with a maturity date of February 26, 2019. As of March 14, 2014, the outstanding balance of the loan was $37,000,000. The Company has the option to draw down additional funds until August 26, 2014. On February 27, 2014, the Company entered into interest rate swap agreements with Bank of America, National Association and Cadence Bank, National Association for $24,500,000 and $12,500,000, respectively, to effectively fix the variable interest rate on the loan at 3.82375% per annum. The terms of the swap agreements are co-terminus with the loan.

Medistar Loan

On March 4, 2014, the Company modified the Medistar Loan (previously referred to as the Walnut Hill Bridge Loan) to extend the maturity date to the earlier to occur of: (i) the sale or refinancing of the property under construction for which the proceeds from the loan were used and (ii) December 31, 2014. As of December 31, 2013, the outstanding principal balance of the Medistar Loan was $9,500,000. As of December 31, 2013, an affiliate of the Company had entered into a purchase agreement to purchase the property under construction when the construction is completed.

Cypress Pointe Surgical Hospital

On March 14, 2014, the Company, through its wholly-owned subsidiary, completed the acquisition of a 63,000 square foot medical facility, or the Cypress Pointe Surgical Hospital, located in Hammond, Louisiana, for a purchase price of $25,200,000, plus closing costs. The Cypress Pointe Surgical Hospital is leased to a single tenant. With respect to this acquisition, the Company has not completed its initial fair value-based purchase price allocation; it is therefore, impractical to provide pro forma information.

Increase in Borrowing Base Availability Under the KeyBank Credit Facility

On March 14, 2014, the Company added the Cypress Pointe Surgical Hospital to the collateral pool of the KeyBank Credit Facility, which increased the borrowing base availability under the KeyBank Credit Facility by approximately $13,922,000. As of March 14, 2014, the Company’s borrowing base availability under the KeyBank Credit Facility was $197,290,000 and the outstanding balance under the KeyBank Credit Facility was $55,000,000.

Status of the Offering

As of March 14, 2014, the Company had received and accepted subscriptions for 96,964,000 shares of the Company’s common stock, or $963,696,000 in gross offering proceeds, including shares of its common stock issued pursuant to its DRIP. As of March 14, 2014, the Company had approximately 78,036,000 shares of common stock remaining in the Offering.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

SCHEDULE III

REAL ESTATE ASSETS AND ACCUMULATED DEPRECIATION AND AMORTIZATION

December 31, 2013

(in thousands)

				Initial Cost		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at December 31, 2013(b)			Accumulated Depreciation(c)	Date Acquired
Property Description	Location	Encumbrances		Land	Improvements		Land	Improvements	Total
Richardson Data Center	Richardson, TX	$14,889		$449	$30,213	$(18)	$449	$30,195	$30,644	$2,775	07/14/2011
180 Peachtree Data Center(d)	Atlanta, GA	53,747		4,280	110,728	990	4,280	111,718	115,998	8,419	01/03/2012
St. Louis Surgical Center	Creve Coeur, MO	6,123		808	8,748	—	808	8,748	9,556	598	02/09/2012
Northwoods Data Center	Norcross, GA	3,137		572	4,728	4	572	4,732	5,304	306	03/14/2012
Stonegate Medical Center	Austin, TX	—	(a)	1,904	7,749	—	1,904	7,749	9,653	750	03/30/2012
Southfield Data Center	Southfield, MI	—	(a)	736	6,514	443	736	6,957	7,693	540	05/25/2012
HPI Integrated Medical Facility	Oklahoma City, OK	5,835		789	8,752	—	789	8,752	9,541	434	06/28/2012
Texas Data Center Portfolio	Dallas/Ft. Worth, TX	—	(a)	7,110	61,395	—	7,110	61,395	68,505	3,067	08/16/2012
Baylor Medical Center	Dallas, TX	20,318		4,012	28,207	1	4,012	28,208	32,220	1,167	08/29/2012
Vibra Denver Hospital	Denver, CO	—	(a)	1,798	18,294	3	1,798	18,297	20,095	673	09/28/2012
Vibra New Bedford Hospital	New Bedford, MA	16,505		1,992	26,162	4	1,992	26,166	28,158	884	10/22/2012
Philadelphia Data Center	Philadelphia, PA	33,225		6,688	59,627	—	6,688	59,627	66,315	2,293	11/13/2012
Houston Surgery Center	Houston, TX	—	(a)	503	4,439	11	503	4,450	4,953	162	11/28/2012
Akron General Medical Center	Green, OH	—	(a)	2,936	40,956	—	2,936	40,956	43,892	1,145	12/28/2012
Grapevine Hospital	Grapevine, TX	13,773		962	22,712	72	962	22,784	23,746	594	02/25/2013
Raleigh Data Center	Morrisville, NC	—	(a)	1,909	19,302	—	1,909	19,302	21,211	604	03/21/2013
Andover Data Center	Andover, MA	—	(a)	2,279	11,006	—	2,279	11,006	13,285	391	03/28/2013
Wilkes-Barre Healthcare Facility	Mountain Top, PA	—	(a)	335	4,040	—	335	4,040	4,375	88	05/31/2013
Fresenius Healthcare Facility	Goshen, IN	—	(a)	304	4,336	—	304	4,336	4,640	72	06/11/2013
Leonia Data Center	Leonia, NJ	—	(a)	3,406	11,354	—	3,406	11,354	14,760	242	06/26/2013
Physicians’ Specialty Hospital	Fayetteville, AR	—	(a)	322	22,303	—	322	22,303	22,625	356	06/28/2013
Christus Cabrini Surgery Center	Alexandria, LA	—	(a)	—	4,700	—	—	4,700	4,700	67	07/31/2013
Valley Baptist Wellness Center	Harlingen, TX	6,320		—	10,284	—	—	10,284	10,284	108	08/16/2013
Akron General Integrated Medical Facility	Green, OH	—	(a)	904	8,776	1	904	8,777	9,681	114	08/23/2013
Victory Medical Center Landmark	San Antonio, TX	—	(a)	3,440	29,477	3	3,440	29,480	32,920	314	08/29/2013
Post Acute/Warm Springs Rehab Hospital of Westover Hills	San Antonio, TX	—	(a)	1,740	20,485	—	1,740	20,485	22,225	176	09/06/2013
AT&T Wisconsin Data Center	Waukesha, WI	—	(a)	2,130	50,848	1	2,130	50,849	52,979	515	09/26/2013
AT&T Tennessee Data Center	Brentwood, TN	27,305		18,405	93,081	—	18,405	93,081	111,486	451	11/12/2013
Warm Springs Rehabilitation Hospital	San Antonio, TX	—	(a)	—	26,357	—	—	26,357	26,357	92	11/27/2013
AT&T California Data Center	San Diego, CA	—		17,590	119,673	—	17,590	119,673	137,263	197	12/17/2013
Lubbock Heart Hospital	Lubbock, TX	—		3,749	36,251	—	3,749	36,251	40,000	46	12/20/2013

		$201,177		$92,052	$911,497	$1,515	$92,052	$913,012	$1,005,064	$27,640

(a)	Property collateralized under the KeyBank Credit Facility. As of December 31, 2013, 19 commercial properties were collateralized under the KeyBank Credit Facility and the Company had $152,000,000 outstanding thereunder. The Texas Data Center Portfolio consists of two data center properties: the Plano Data Center and the Arlington Data Center.
(b)	The aggregated cost for federal income tax purposes is approximately $851,020,000.
(c)	The Company’s assets are depreciated or amortized using the straight-line method over the useful lives of the assets by class. Generally, tenant improvements and lease intangibles are amortized over the respective lease term, and improvements are depreciated over 15-40 years.
(d)	As of December 31, 2013, the Company controlled one property through a consolidated partnership consisting of $4,280,000 in land and $111,718,000 in acquired intangible assets and building and improvements with accumulated depreciation of $8,419,000.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

SCHEDULE III

(CONTINUED)

December 31, 2013

(in thousands)

	2013	2012	2011
Real Estate
Balance at beginning of year	$452,155	$30,660	$—
Additions:
Acquisitions	544,971	420,429	30,660
Acquisition fees and expenses capitalized	7,489	—	—
Improvements	449	1,066	—

Balance at end of year	$1,005,064	$452,155	$30,660

Accumulated depreciation
Balance at beginning of year	$(8,732)	$(517)	$—
Depreciation and amortization	(18,749)	(8,080)	(517)
Above-market lease	(159)	(135)	—

Balance at end of year	$(27,640)	$(8,732)	$(517)

CARTER VALIDUS MISSION CRITICAL REIT, INC.

SCHEDULE IV

MORTGAGE LOANS ON REAL ESTATE

December 31, 2013

(in thousands)

Mortgage Loans Receivable	Description	Location	Interest Rate as of December 31, 2013	Final Maturity Date	Periodic Payment Terms (A)	Prior Liens	Outstanding Face Amount of Mortgages	Carrying Amount of Mortgages
Medistar Loan	Hospital	Houston, TX	8.0%	**	I	None	9,500	9,500
Landmark Loan	Hospital	Savannah, GA	9.0%	12/17/2015	I	None	616	492

							$10,116	$9,992

(A)	I = Interest only.
**	The Medistar Loan matures upon the earlier to occur of (i) the sale or refinancing of the property under construction; (ii) May 7, 2014 and (iii) the sale of the Walnut Hill Physicians Hospital. See Note 22—“Subsequent Events” for modifications to the Medistar Loan.

The following shows changes in the carrying amounts of mortgage loans receivable during the period:

	2013	2012	2011
Balance, beginning of period	$—	$—	$—
Additions:
New mortgage loans	10,116	—	—
Capitalized loan origination costs	12	—	—
Amortization of commitment fees and capitalized loan origination costs	5	—	—
Deductions:
Principal payments of mortgage loans	—	—	—
Commitment fees, net of loan origination costs	(141)	—	—

Balance, end of period	$9,992	$—	$—

D-1

D-2

E-1

E-2

F-1

F-2

F-3

F-4

F-5

F-6

F-7

F-8

F-9

F-10

Product 1 Logo     Product 2 Logo

Subscription Agreement

This subscription agreement is not valid for use in AL, AR or TN.

1. Investment

Amount of Subscription    State of Sale

Investment Amount

Minimum Initial Investment is $2,000 ($2,500 - New York - CVMC REIT & Product 1 Only) Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

Carter Validus Mission Critical REIT, Inc.

(CVMC REIT, Inc.)

Payment will be made with:     Product 1 (Product 1)

Enclosed Checks

Funds Wired

Funds to Follow (CVMC REIT & Product 1 Only)

Product 2

2. Unit Class (Product 2 Only)

Please consult with your financial representative and check one of the following options pertaining to the class of units you intend to purchase. The Prospectus contains additional information regarding the unit classes, including the different fees which are payable with respect to each class.

Class A Units     Class C Units     Class I Units

3. Account Type - check one box only

Account Type    Additional Required Documentation

Individual    If TOD, Transfer on Death form

Joint Tenants (WROS)*    Tenants in Common*    If JTWROS TOD, Transfer on Death form

Community Property*    *All parties must sign

Trust    Trustee Certification form or trust documents

Estate    Documents evidencing individuals authorized to act on behalf of estate

Custodial     UGMA: State of:      UTMA: State of:     None

Corporation    C Corp    S Corp    Articles of Incorporation or Corporate Resolution

LLC    LLC Operating Agreement or LLC Resolution

Partnership    Partnership Certification of Powers or Certificate of Limited Partnership

Non-Profit Organization    Formation document or other document evidencing authorized signers

Profit Sharing Plan    Defined Benefit Plan    Pages of plan document that list plan name, date, trustee name(s) and signatures

KEOGH Plan

Traditional IRA    SEP IRA    ROTH IRA    None

Simple IRA    Inherited IRA

Other (Specify)

For Non-Qualified Custodial Accounts and All Qualified Accounts, please complete Section 6

4. Investor Information

Primary Investor is: Individual, Trust/Qualified Plan, Entity, Minor (UGMA/UTMA)

Secondary Investor is: Additional Accountholder, Trustee, Officer/Authorized Signer, Custodian (UGMA/UTMA)

Primary Investor Name    SSN/TIN    DOB

Secondary Investor Name    SSN/TIN    DOB

Street Address

City     State     Zip Code

4. Investor Information, continued

Street Address

City     State     Zip Code

Mailing Address (optional)

City     State     Zip Code

Phone (day)     Phone (evening)     Email

US Citizen    US Citizen residing outside the US    Resident Alien    Check here if you are subject to backup withholding

Non-resident Alien, country:

Please attach a separate sheet with the above information for each additional investor.

5. Investment Title

Please print names in which units are to be registered. (This is the name that will appear on your statement.)

Title Line 1

Title Line 2

6. Third Party Custodian Information

Applies to ALL retirement accounts. Also applies to non-retirement accounts that have elected to use a third party custodian.

Make checks payable to the custodian and send ALL paperwork directly to the custodian. The custodian is responsible for sending payments pursuant to the instructions as set forth below.

Custodian Name

Custodian Address

City    State    Zip Code

Custodian Telephone Number    Custodian Tax Identification Number

Investor Account Number with Custodian

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Trustee authorizes the investor to vote the number of shares of common stock of CVMC REIT, Inc. and/or Product 1 and/or Units of Product 2 that are beneficially owned by the investor as reflected on the records of CVMC REIT, Inc. and/or Product 1 and/or Product 2 as of the applicable record date at any meeting of the stockholders of CVMC REIT, Inc. and/or Product 1 and/or Unit holders of Product 2. This authorization shall remain in place until revoked in writing by Custodian/Trustee. CVMC REIT, Inc. and/or Product 1 and/or Product 2 is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

7. Distribution Information (Choose one or more of the following options)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%. The same distribution options and percentages will be used across all funds unless you indicate otherwise by requesting and attaching an Account Update Form for each fund and specifying the different options and distribution percentages individually for each fund.

If you do not complete this section, distributions will be paid to the registered owner at the address in Section 4. IRA accounts may not direct distributions without the custodian’s approval.

If you elect to participate in the Distribution Reinvestment Plan, you agree that, if at any time you fail to meet the applicable suitability standards set forth in the then current Prospectus for CVMC REIT, Inc. and/or Product 1 and/or Product 2, as applicable, you will promptly provide written notification to: CVMC REIT, Inc. and/or Product 1 and/or Product 2 (as applicable), c/o DST Systems, Inc, 430 W. 7th Street, Kansas City, MO 64105.

% of Distribution

I prefer to participate in the Distribution Reinvestment Plan, as described in the applicable Prospectus for CVMC REIT, Inc. and/or and/or Product 1 and/or Product 2

Send distributions via check to investor’s home address (or for retirement accounts the address listed in Section 6)

Send distributions via check to the alternate payee listed here (not available for retirement accounts without custodian’s approval)

Name

Address

City    State    Zip Code

Account Number

7. Distribution Information (Choose one or more of the following options), continued

Direct Deposit (Attach Voided Check) I authorize CVMC REIT, Inc. and/or Product 1 and/or Product 2 or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify CVMC REIT, Inc. and/or Product 1 and/or Product 2 in writing to cancel it. In the event that CVMC REIT, Inc. and/or Product 1 and/or Product 2 deposits funds erroneously into my account, CVMC REIT, Inc. and/or Product 1 and/or Product 2 is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Checking

Financial Institution Name    % of Distribution

Savings

ABA/ Routing Number    Account Number

8. Broker - Dealer, Registered Investment Advisor and Financial Representative Information

Broker-Dealer Name

Representative Name     Rep Number

Representative’s Firm Name     Branch ID

Representative’s Address

Representative’s City     State     Zip Code

Representative’s Phone     Representative’s Fax Number

Representative’s E-mail Address

This Subscription was made as follows:

Through a participating Broker-Dealer

Through a participating RIA* unaffiliated with a participating Broker-Dealer

Shares and/or units are being purchased net of commissions     (Class A & Class C units only for Product 2)

*RIAs must first execute a firm level RIA Placement Agreement with SC Distributors (the Dealer Manager for CVMC REIT, Inc. and/or Product 1 and/or Product 2) before conducting business. To obtain an RIA Placement Agreement or for additional questions please contact SC Distributors at: 877-907-1148.

Based on the information I obtained from the subscriber regarding the subscriber’s financial situation and investment objectives, I hereby certify to CVMC REIT, Inc. and/or Product 1 and/or Product 2 that I have reasonable grounds for believing that the purchase of the shares by the Subscriber is a suitable and appropriate investment for this Subscriber.

Financial Representative Signature    Date

(If required by Broker-Dealer)    Date

Branch Manager Signature

9. Limited Liability Company Agreement (Product 2 Only)

By executing the Subscription Agreement, the undersigned hereby agrees to be bound by the terms of the limited liability operating agreement and any amendments or supplements thereto or cancellations thereof and authorizes Product 2 to make all filings of any and all certificates, instruments, agreements or other documents, whether related to the limited liability agreement or otherwise, as may be required or advisable under the laws of the State of Delaware.

10. Electronic Delivery (Optional)

Instead of receiving paper copies of the Prospectus for CVMC REIT, Inc. and/or Product 1 and/or Product 2, and Prospectus supplements, annual reports, proxy statements, and other stockholder and/or unitholder communications and reports, you may elect to receive electronic delivery of stockholder communications from CVMC REIT, Inc. and/or Product 1 and/or unitholder communications from Product 2. For Product 2 unitholders, if you would like to consent to electronic delivery please visit our website at www.Product2.com. For CVMC REIT, Inc. and/or Product 1 stockholders, if you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify CVMC REIT, Inc. and/or Product 1 that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that CVMC REIT, Inc. and/or Product 1 send a paper copy of a particular stockholder communications to me. CVMC REIT, Inc. and/or Product 1 has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time online and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair my timely receipt of or access to stockholder communications.

Electronic Delivery Acknowledgement Only

Signature of Investor:    Date:

Signature of Joint Investor:    Date:

E-mail: (If blank - email from Section 3 will be used)

11. Subscriber Signatures for Carter Validus Mission Critical REIT, Inc.

Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

Owner     Co-Owner     1. I (we) have received the final Prospectus of CVMC REIT, Inc. at least five business days before signing the Subscription Agreement.

Owner     Co-Owner     2. I (we) have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my (our) state of primary residence as set forth in the Prospectus under “Suitability Standards.” I (we) will not purchase additional shares unless I (we) meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.

Owner     Co-Owner     3. I (we) acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

Owner     Co-Owner     4. I (we) am/are purchasing the shares for the account referenced above.

Owner     Co-Owner     5. I (we) acknowledge that I (we) will not be admitted as a stockholder until my (our) investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

Owner     Co-Owner     6. For residents of New Jersey only: My (our) liquid worth is at least 10 times my (our) investment in this or similar programs.

Owner     Co-Owner     7. For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $100,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth; provided, however, that such suitability standards shall not be applicable to an individual (or a husband and wife) who, including the proposed purchase, has not purchased more than $2,500 worth of securities issued or proposed to be issued by us within the 12 months preceding the proposed sale.

Owner     Co-Owner     8. If I (we) am/are a Kansas or Massachusetts Investor: I (we) acknowledge that the Office of the Kansas Securities Commissioner and the Massachusetts Securities Division recommend that investors limit their aggregate investment in shares of CVMC REIT, Inc. and other similar direct participation investments to not more than 10% of their liquid net worth. For purposes of this recommendation for Kansas investors, liquid net worth is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

Owner     Co-Owner     9. For residents of Kentucky, Michigan and Pennsylvania only: My (our) liquid net worth is at least 10 times my (our) maximum investment in CVMC REIT, Inc.

Owner     Co-Owner     10. For residents of Iowa, Maine and Ohio only: My (our) investment in CVMC REIT, Inc. and all affiliates of CVMC REIT, Inc. does not exceed 10% of my (our) liquid net worth.

Owner     Co-Owner     11. For residents of North Dakota: My (our) net worth is at least 10 times my (our) maximum investment in CVMC REIT, Inc.

Owner     Co-Owner     12. An Oregon investor’s maximum investment in the issuer and its affiliates may not exceed 10% of their net worth.

Owner     Co-Owner     13. For residents of Nebraska only: I (we) either: (i) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $100,000 and an annual income of $70,000, or (ii) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $350,000. In addition, my (our) investment does not exceed ten percent of my (our) net worth (excluding home, home furnishings and automobiles).

11. Subscriber Signatures for Carter Validus Mission Critical REIT, Inc., continued

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF A SUBSCRIBER’S SUBSCRIPTION IS ACCEPTED, CVMC REIT, INC. WILL SEND THE SUBSCRIBER CONFIRMATION OF HIS OR HER PURCHASE AFTER HE OR SHE HAS BEEN ADMITTED AS A STOCKHOLDER.

Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either (a) I am exempt backup withholding, (b) because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or (c) the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, (iii) I am a U.S. citizen or a U.S. person and (iv) I am exempt from FATCA reporting.

Signature of Investor:     Date:

Signature of Joint Investor or

for Qualified Plans, of Trustee/Custodian:     Date:

12. Subscriber Signatures for Product 1

Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

Owner     Co-Owner     1. I have received the final Prospectus of Product 1 at least five business days before signing the Subscription

Agreement.

Owner     Co-Owner     2. I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.” I will not purchase additional shares unless I meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.

Owner     Co-Owner     3. I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

Owner     Co-Owner     4. I am purchasing the shares for the account referenced in Section 3.

Owner     Co-Owner     5. I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

Owner     Co-Owner     6. California: In addition to the suitability standards noted above, a California investor’s total investment in us shall not exceed 10% of his or her net worth.

Owner     Co-Owner     7. Iowa: In addition to the suitability standards noted above, an Iowa investor’s total investment in us shall not exceed 10% of his or her liquid net worth. Liquid net worth is that portion of an investor’s net worth that consists of cash, cash equivalents and readily marketable securities.

Owner     Co-Owner     8. Kansas: In addition to the suitability standards noted above, it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other non-traded business development companies. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

Owner     Co-Owner     9. Kentucky: In addition to the suitability standards noted above, a Kentucky investor must have (i) either gross annual income of at least $85,000 and a minimum net worth of $85,000 (as defined in the NASAA Omnibus Guidelines), or (ii) a minimum net worth alone of $300,000. Moreover, no Kentucky resident shall invest more than 10% of his or her liquid net worth in these securities.

Owner     Co-Owner     10. Maine: In addition to the suitability standards noted above, the Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents, and readily marketable securities.

12. Subscriber Signatures for Product 1, continued

Owner     Co-Owner     11. Massachusetts: In addition to the suitability standards noted above, the Massachusetts Securities Division recommends that an investor’s aggregate investment in this offering and similar offerings, including direct participation investments, not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents, and readily marketable securities.

Owner     Co-Owner     12. Nebraska: In addition to the suitability standards noted above, a Nebraska investor must have either (a) an annual gross income of at least $100,000 and a net worth (not including home, furnishings and personal automobiles) of at least $350,000, or (b) a net worth (not including home, furnishings and personal automobiles) of at least $500,000. In addition, a Nebraska investor may not invest more than 10% of his or her net worth in this offering.

Owner     Co-Owner     13. New Jersey: In addition to the suitability standards noted above, the New Jersey Bureau of Securities recommends than an investor’s aggregate investment in this offering and similar direct participation program investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.”

Owner     Co-Owner     14. New Mexico: In addition to the suitability standards noted above, a New Mexico resident’s investment should not exceed 10% of his or her liquid net worth in this and other non-traded business development companies. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

Owner     Co-Owner     15. North Dakota: In addition to the suitability standards noted above, North Dakota requires that shares may only be sold to residents of North Dakota that represent they have a net worth of at least ten times their investment in the issuer and its affiliates and that they meet one of the established suitability standards.

Owner     Co-Owner     16. Oklahoma: In addition to the suitability standards noted above, an Oklahoma investor must limit his or her investment in Product 1 to 10% of his or her net worth (excluding home, furnishings, and automobiles.)

Owner     Co-Owner     17. Ohio: In addition to the suitability standards noted above, it shall be unsuitable for an Ohio investor’s aggregate investment in shares of the issuer, affiliates of the issuer, and in other non-traded business development programs to exceed ten percent (10%) of his or her liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Owner     Co-Owner     18. Oregon: In addition to the suitability standards noted above, an Oregon investor must limit is or her investment in Product 1 to 10% of his or her net worth (excluding home, furnishings, and automobiles).

Owner     Co-Owner     19. Texas: In addition to the suitability standards noted above, Texas residents purchasing shares (i) must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000; and (ii) may not invest more than 10% of their net worth in us. For Texas residents, “net worth” does not include the value of one’s home, home furnishings or automobiles.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF A SUBSCRIBER’S SUBSCRIPTION IS ACCEPTED, PRODUCT 1 WILL SEND THE SUBSCRIBER CONFIRMATION OF HIS OR HER PURCHASE AFTER HE OR SHE HAS BEEN ADMITTED AS A STOCKHOLDER.

By signing below, you also acknowledge that:

You do not expect to be able to sell your shares regardless of how we perform.

If you are able to sell your shares, you will likely receive less than your purchase price.

We do not intend to list our shares on any securities exchange during or for what may be a significant time after the offering period, and we do not expect a secondary market in the shares to develop.

Beginning the second quarter of 2013, we intend to implement a share repurchase program, but only a limited number of shares are eligible for repurchase by us. In addition, any such repurchases will be at a price equal to our most recently disclosed net asset value per share immediately prior to the date of repurchase.

You may not have access to the money you invest for an indefinite period of time.

An investment in our shares is not suitable for you if you need access to the money you invest.

Because you will be unable to sell your shares, you will be unable to reduce your exposure in any market downturn.

Distributions may be funded from offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to us for investment. Any capital returned to stockholders through distributions will be distributed after payment of fees and expenses.

Previous distributions to stockholders were funded from temporary fee reductions that are subject to repayment to our Adviser. These distributions were not based on our investment performance and may not continue in the future. If our Adviser had not agreed to make expense support payments, these distributions would have come from your paid in capital. The reimbursement of these payments owed to our Adviser will reduce the future distributions to which you would otherwise be entitled.

Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either (a) I am exempt backup withholding, (b) because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or (c) the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, (iii) I am a U.S. citizen or a U.S. person and (iv) I am exempt from FATCA reporting.

Signature of Investor:     Date:

Signature of Joint Investor or

for Qualified Plans, of Trustee/Custodian:     Date:

13. Subscriber Signatures for Product 2

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

Owner     Co-Owner     1. A copy of the prospectus of Product 2 has been delivered or made available to me. In addition, I acknowledge that from time to time following the escrow period, the purchase price per unit may change and I can access this information through Product 2’s website.

Owner     Co-Owner     2. I have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.”

Owner     Co-Owner     3. I acknowledge that there is no public market for the units and, thus, my investment in units is not liquid.

Owner     Co-Owner     4. I am purchasing the units for the account referenced above.

Owner     Co-Owner     5. I acknowledge that I will not be admitted as a unitholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the units.

Owner     Co-Owner     6. California: In addition to the minimum suitability standards described above, a California investor must have either: (i) a minimum net worth of $350,000 (exclusive of home, auto and furnishings); or (ii) a minimum annual gross income of $85,000 and a net worth of $150,000 (exclusive of home, auto and furnishings). In addition, a California investor’s maximum investment in the issuer may not exceed 10% of such investor’s net worth.

Owner     Co-Owner     7. Iowa: In addition to the minimum suitability standards described above, the state of Iowa requires that each Iowa investor limit his or her investment in the issuer to a maximum of 10% of his or her liquid net worth, which is defined as cash and/or cash equivalents.

Owner     Co-Owner     8. Kansas: In addition to the minimum suitability standards described above, it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in the issuer and other non-traded business development companies. Liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with GAAP.

Owner     Co-Owner     9. Kentucky: In addition to the minimum suitability standards described above, all Kentucky residents who invest in the issuer must have a minimum gross annual income of $85,000 and a minimum net worth of $85,000 or a minimum net worth of $300,000. In addition, Kentucky investors must limit his or her investment in the issuer to 10% of his or her liquid net worth.

13. Subscriber Signatures for Product 2, continued

Owner     Co-Owner     10. Maine: In addition to the minimum suitability requirements, it is recommended that Maine investors limit their investment in the issuer and in the securities of similar programs to not more than 10% of their liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

Owner     Co-Owner     11. Massachusetts: In addition to the suitability described above, Massachusetts investors may not invest more than 10% of their liquid net worth in the issuer and other non-traded direct participation programs. For Massachusetts residents, “liquid net worth” is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Owner     Co-Owner     12. Nebraska: In addition to the suitability standards described above, a Nebraska investor must have either (i) an annual gross income of at least $100,000 and a net worth (not including home, furnishings and personal automobiles) of at least $350,000, or (ii) a net worth (not including home, furnishings and personal automobiles) of at least $500,000. In addition, a Nebraska investor’s maximum investment in the issuer may not exceed 10% of such investor’s net worth.

Owner     Co-Owner     13. New Jersey: In addition to the suitability standards described above, New Jersey investors must limit their investment in the issuer, the issuer’s affiliates, and in other non-traded business development companies to not more than 10% of their liquid net worth. Liquid net worth is defined as that portion of total net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Owner     Co-Owner     14. New Mexico: In addition to the minimum suitability standards described above, a New Mexico investor’s maximum investment in the issuer may not exceed 10% of such investor’s liquid net worth.

Owner     Co-Owner     15. North Dakota: In addition to the minimum suitability standards described above, North Dakota investors must represent that, in addition to the standards listed above, they have a net worth of at least ten times their investment in the issuer.

Owner     Co-Owner     16. Ohio: In addition to the minimum suitability standards described above, an Ohio investor must have a liquid net worth of at least ten times such Ohio resident’s investment in the issuer and in other non-traded business development companies. Liquid net worth is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Owner     Co-Owner     17. Oklahoma: In addition to the minimum suitability standards described above, an Oklahoma resident’s investment in the issuer must not exceed ten percent (10%) of their liquid net worth.

Owner     Co-Owner     18. Oregon: In addition to the minimum suitability standards described above, Oregon investors must have a net worth of at least ten times their investment in the issuer.

Owner     Co-Owner     19. Texas: Texas residents purchasing units (i) must have either (a) an annual gross income of at least $100,000 and a net worth of at least $100,000, or (b) a net worth of at least $250,000; and (ii) may not invest more than 10% of their net worth in the issuer, the issuer’s affiliates and in other non-traded business development companies. For Texas residents, “net worth” does not include the value of one’s home, home furnishings or automobiles.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF MY SUBSCRIPTION IS ACCEPTED, PRODUCT 2 WILL SEND ME CONFIRMATION OF MY PURCHASE AFTER I HAVE BEEN ADMITTED AS A UNITHOLDER. NO SALE OF UNITS OF PRODUCT 2 MAY BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER I RECEIVE THE FINAL PROSPECTUS.

The undersigned hereby applies to purchase units in PRODUCT 2 in accordance with the terms and conditions of the limited liability company operating agreement attached as Exhibit A to the Prospectus.

Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either (a) I am exempt backup withholding, (b) because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or (c) the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, (iii) I am a U.S. citizen or a U.S. person and (iv) I am exempt from FATCA reporting.

Signature of Investor:     Date:

Signature of Joint Investor or

for Qualified Plans, of Trustee/Custodian:     Date:

MAILING INSTRUCTIONS

The Subscription Agreement, together with any payments being made by check, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

For Paperwork (including the Subscription Agreement):

Regular Mail     Overnight Mail     Subscription Agreements may be faxed to:

Investment Processing Department     Investment Processing Department

c/o DST Systems, Inc.     c/o DST Systems, Inc.     855.223.2474

P.O. Box 219731     430 W. 7th Street

Kansas City, MO 64121-9731     Kansas City, MO 64105

Toll Free: 877.907.1148     Toll Free: 877.907.1148

PAYMENT INSTRUCTIONS

Carter Validus Mission Critical REIT, Inc. and/or Product 2 Investors: The portion of your purchase that is for Carter Validus Mission Critical REIT, Inc. and/or Product 2, can be included as a check made payable to Carter Validus Mission Critical REIT, Inc. and/or Product 2, as applicable, or wired to:

UMB Bank, N.A.

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871916944

FAO: (Include Account Title)

Product 2 Investors in Pennsylvania: Until we have raised the minimum offering amount required in the state of Pennsylvania, the Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Escrow Agent for Product 2” for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below. Please refer to the “Suitability Standards-Notice to Residents of Pennsylvania Only” section of the Prospectus for additional information regarding the Pennsylvania escrow requirements.

UMB Bank, N.A., as Escrow Agent for

Product 2

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9872012763

FAO: (Include Account Title)

Product 1 Investors: The Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Agent for Product 1” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

UMB Bank, N.A., as Agent for

Product 1

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871976289

FAO: (Include Account Title)

Product 1 Logo

Product 2 Logo

Investor Instructions

This subscription agreement is not valid for use in AL, AR or TN.

Please follow these instructions carefully. Failure to do so could result in the rejection of your subscription.

1. Investment

PLEASE NOTE: Money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash will not be accepted.

A minimum initial investment of $2,000 is required, except in New York, where the minimum investment is $2,500 for Carter Validus Mission Critical REIT and/or Product 1. For Product 2 a minimum initial investment of $2,000 is required. In no event shall any investment be less than $100.

2. Unit Class (Product 2 Only)

Please consult with your financial representative and check the appropriate box to indicate the class of units you intend to purchase.

3. Account Type - Check one box only

Please check the appropriate box to indicate the account type of the subscription.

4. Investor Information

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions, including Product 2, to obtain, verify and record information that identifies each person who opens an account or person(s) authorized to effect transactions in an account. When you open an account, we will ask for your name, address, date of birth and other information that will allow us to identify you. Some or all of this information will be used to verify the identity of all persons opening an account.

Enter the name(s), mailing address and telephone numbers of the registered owner of the investment.

You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.

All investors must provide a taxpayer identification number or social security number. By signing in Section 11 and/or 12 and/or 13, you are certifying that this number is correct.

5. Investment Title

Please print the exact name(s) in which shares and/or units are to be registered.

For trusts, include the name of the trust and the name of the trustee.

For qualified plans, include the custodian name, plan name, and individual name, if applicable.

For IRAs, include the custodian name and individual name.

For entities, include the entity name.

6. Third Party Custodian Information

Complete this section for ALL retirement accounts, as well as non-retirement accounts that have elected to use a third party custodian.

Make checks payable to the custodian and send ALL paperwork directly to the custodian. The custodian is responsible for sending payments pursuant to the instructions as set forth below.

If you would like to purchase shares and/or units through an IRA account, First Trust Retirement has agreed to act as IRA custodian for such purpose for each of Carter Validus Mission Critical REIT and/or Product 1 and/or Product 2. In addition, Community National Bank has agreed to act as IRA Custodian for purchases of Carter Validus Mission Critical REIT only or for joint purchases with Product 1 and/or Product 2; however, we do not require that you use our IRA custodian.

If you would like to establish a new IRA account with First Trust Retirement, Carter Validus Mission Critical REIT and/or Product 1 and/or Product 2 will pay the first-year annual IRA maintenance fees of such accounts with First Trust Retirement. If you would like to establish a new IRA account with Community National Bank, Carter Validus Mission Critical REIT will pay the first-year annual IRA maintenance fees of such accounts with Community National Bank. Thereafter, investors will be responsible for the annual IRA maintenance fees which are currently $25 per account per year. A separate IRA application from First Trust Retirement must be completed and can be found in the Product 2 Combined/Traditional Roth Package. Further information about custodial services is available through your financial representative or our dealer manager.

Over Please

7. Distribution Information (Choose one or more of the following options)

PLEASE NOTE: If you elect to participate in the Distribution Reinvestment Plan of Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2, you must agree that if at any time you cannot make the investor representations or warranties set forth in the Prospectus or the Subscription Agreement relating to such investment, you must promptly notify the Investment Processing Department for Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2 in writing of that fact. This request in no way shifts the responsibility of the fund’s sponsor, or any other person selling units on behalf of the fund to you, to make every reasonable effort to determine that the purchase of the fund’s shares and/or units is a suitable and appropriate investment based on information provided by you.

Complete this section to (1) enroll in the Distribution Reinvestment Plan of Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2, (2) to elect to receive distributions by direct deposit and/or (3) to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with this completed Subscription Agreement. You can choose to have all or a portion of your distributions reinvested through the Distribution Reinvestment Plan. You must indicate the percentage of our distribution to be applied to each option selected and the sum of the allocations must equal 100%. The same distribution options and percentages will be used across all funds unless you indicate otherwise by requesting and attaching an Account Update Form for each fund and specifying the different options and distribution percentages individually for each fund. (If you do not complete this section, distributions will be paid to the registered owner at the address in Section 5. IRA accounts may not direct distributions without the third party custodian’s approval.)

8. Broker - Dealer and Registered Representative Information

PLEASE NOTE: The Financial Representative or Broker-Dealer or Registered Investment Advisor must complete and sign this section of the Subscription Agreement. All fields are mandatory.

Required Representations: By signing Section 8, the registered representative of the Broker-Dealer or Registered Investment Advisor confirms on behalf of the Broker-Dealer or Registered Investment Advisor that he or she:

has reasonable grounds to believe the information and representations concerning the investor identified herein are true, correct, and complete in all respects;

has discussed the investor’s prospective purchase of shares and/or units with such investor;

has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares and/or units and other fundamental risks related to the investment in the shares and/or units, the restrictions on transfer of the shares and/or units and the risk that the investor could lose his or her entire investment in the shares and/or units;

has delivered to the investor the Prospectus required to be delivered in connection with this subscription;

has reasonable grounds to believe the investor is purchasing these shares and/or units for the account referenced in Section 3, and has reasonable grounds to believe the purchase of shares and/or units is a suitable investment for such investor, and such investor meets the suitability standards applicable to the investor set forth in the Prospectus and such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the registered representative of the Broker-Dealer or Registered Investment Advisor represents that he or she and the Broker-Dealer or Registered Investment Advisor, (i) are duly licensed and may lawfully offer and sell the shares and/or units in the state where the investment was made and in the state designated as the investor’s legal residence in Section 4; and (ii) agree to maintain records of the information used to determine that an investment in shares and/or units is suitable and appropriate for the investor for a period of six years.

9. Limited Liability Company Agreement (Product 2 Only)

By signing the Subscription Agreement, you agree to be bound by the terms of our operating agreement and any of its amendments or supplements and authorize Product 2 to make all filings of certificates, instruments, agreements or other documents as may be required or advisable under Delaware law.

10. Electronic Delivery (Optional)

Instead of receiving paper copies of the Prospectus for CVMC REIT, Inc. and/or Product 1 and/or Product 2, and Prospectus supplements, annual reports, proxy statements, and other stockholder and/or unitholder communications and reports, you may elect to receive electronic delivery of stockholder communications from CVMC REIT, Inc. and/or Product 1 and/or unitholder communications from Product 2. For Product 2 unitholders, if you would like to consent to electronic delivery please visit our website at www.Product2.com. For CVMC REIT, Inc. and/or Product 1 stockholders, if you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify CVMC REIT, Inc. and/or Product 1 that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that CVMC REIT, Inc. and/or Product 1 send a paper copy of a particular stockholder communications to me. CVMC REIT, Inc. and/or Product 1 has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time online and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair my timely receipt of or access to stockholder communications.

11. Subscriber Signatures for Carter Validus Mission Critical REIT, Inc.

Please separately initial each of the representations in paragraph (1) through (5). If a New Jersey resident you must also initial paragraph (6), if a California resident you must also initial paragraph (7), if a Kansas or Massachusetts resident you must also initial paragraph (8), if a Kentucky, Michigan or Pennsylvania resident you must also initial paragraph (9), if an Iowa, Maine or Ohio resident you must also initial paragraph (10), if a North Dakota resident you must also initial paragraph (11), if an Oregon resident you must also initial paragraph (12) and if a Nebraska resident you must also initial paragraph (13). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Carter Validus Mission Critical REIT, Inc. Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 11 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

12. Subscriber Signatures for Product 1

Please separately initial each of the representations in paragraph (1) through (5). If a California resident you must also initial paragraph (6), if an Iowa resident you must also initial paragraph (7), if a Kansas resident you must also initial paragraph (8), if a Kentucky resident you must also initial paragraph (9), if a Maine resident you must also initial paragraph (10), if a Massachusetts resident you must also initial paragraph (11), if a Nebraska resident you must also initial paragraph (12), if a New Jersey resident you must also initial paragraph (13), if a New Mexico resident you must also initial paragraph (14), if a North Dakota resident you must also initial paragraph (15), if an Oklahoma resident you must also initial paragraph (16), If an Ohio resident you must also initial paragraph (17), if an Oregon resident you must also initial paragraph (18) and if a Texas resident you must also initial paragraph (19). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 12 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

13. Subscriber Signatures for Product 2

Please separately initial each of the representations in paragraph (1) through (5). If a California resident you must also initial paragraph (6), if an Iowa resident you must also initial paragraph (7), if a Kansas resident you must also initial paragraph (8), if a Kentucky resident you must also initial paragraph (9), if a Maine resident you must also initial paragraph (10), if a Massachusetts resident you must also initial paragraph (11), if a Nebraska resident you must also initial paragraph (12), if a New Jersey resident you must also initial paragraph (13), if a New Mexico resident you must also initial paragraph (14), if a North Dakota resident you must also initial paragraph (15), if an Ohio resident you must also initial paragraph (16), if an Oklahoma resident you must also initial paragraph (17), if a Oregon resident you must also initial paragraph (18) and if a Texas resident you must also initial paragraph (19). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 13 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

MAILING INSTRUCTIONS

The Subscription Agreement, together with any payments being made by check, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

For Paperwork (including the Subscription Agreement):

Regular Mail    Overnight Mail    Subscription Agreements may be faxed to:

Investment Processing Department    Investment Processing Department    855.223.2474

c/o DST Systems, Inc.    c/o DST Systems, Inc.

P.O. Box 219731    430 W. 7th Street

Kansas City, MO 64121-9731    Kansas City, MO 64105

Toll Free: 877.907.1148    Toll Free: 877.907.1148

PAYMENT INSTRUCTIONS

Carter Validus Mission Critical REIT, Inc. and/or Product 2 Investors: The portion of your purchase that is for Carter Validus Mission Critical REIT, Inc. and/or Product 2, can be included as a check made payable to Carter Validus Mission Critical REIT, Inc. and/or Product 2, as applicable, or wired to:

UMB Bank, N.A.

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871916944

FAO: (Include Account Title)

Product 2 Investors in Pennsylvania: Until we have raised the minimum offering amount required in the state of Pennsylvania, the Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Escrow Agent for Product 2” for the full purchase price, should be delivered by your Broker-Dealer or Registered Investment Advisor, as applicable, to the UMB Bank address below. Please refer to the “Suitability Standards-Notice to Residents of Pennsylvania Only” section of the Prospectus for additional information regarding the Pennsylvania escrow requirements.

UMB Bank, N.A., as Escrow Agent for

Product 2

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9872012763

FAO: (Include Account Title)

Product 1 Investors: The Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Agent for Product 1” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

UMB Bank, N.A., as Agent for

Product 1

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871976289

FAO: (Include Account Title)

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